Exhibit 3.1

Statuten der Aebi Schmidt Holding AG mit Sitz in Frauenfeld (Schweiz)	Articles of Association of Aebi Schmidt Holding AG with legal seat in Frauenfeld (Switzerland)
1. Firma, Sitz, Dauer und Zweck der Gesellschaft	1. Name, legal seat, duration and purpose of the Company
Artikel 1 Firma, Sitz und Dauer	Article 1 Name, legal seat and duration

Auf Grundlage der nachfolgenden Bestimmungen und derjenigen des Schweizerischen Obligationenrechts (OR) besteht, auf unbeschränkte Dauer, mit Sitz in Frauenfeld, eine Aktiengesellschaft unter der Firma

Aebi Schmidt Holding AG.

There exists, by the name of

Aebi Schmidt Holding AG

a company limited by shares under Swiss law in accordance with the following provisions and those of the Swiss Code of Obligations (CO). The Company has its legal seat and registered office in Frauenfeld, Switzerland, and is of unlimited duration.

Artikel 2 Zweck	Article 2 Purpose
(1) Zweck der Gesellschaft ist die direkte oder indirekte Beteiligung an, die Finanzierung und der Verkauf von in- und ausländischen Gesellschaften aller Art, sowie die Überwachung und Koordination dieser Beteiligungen.	(1) The purpose of the Company is to directly or indirectly invest in, finance, sell domestic and foreign companies of any kind, and to monitor or manage such investments.
(2) Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten oder in solche investieren und alle Geschäfte tätigen und Verträge eingehen, die direkt oder indirekt mit ihrem Zweck in Zusammenhang stehen. Die Gesellschaft kann Grundeigentum und andere materielle oder immaterielle Vermögenswerte erwerben, belasten, veräussern und verwalten. Sie kann auch Finanzierungen für eigene oder fremde Rechnung vornehmen sowie für die Verbindlichkeiten von Tochtergesellschaften und Dritten Garantien und Bürgschaften eingehen und Sicherheiten stellen.	(2) The Company may establish or invest in branches and subsidiaries in Switzerland and abroad and conduct all business and enter into any agreements that are directly or indirectly related to its purpose. The Company may acquire, encumber, sell and manage real estate and other tangible and intangible assets. It may also provide financing for its own or a third party's account, as well as issue guarantees and suretyships and provide collateral for the liabilities of subsidiaries and third parties.
2. Aktienkapital und Aktien	2. Share capital and shares
Artikel 3 Aktienkapital	Article 3 Issued share capital
(1) Das Aktienkapital der Gesellschaft beträgt USD 79'300'000.00, eingeteilt in 79'300'000 voll einbezahlte und auf den Namen lautende Aktien von USD 1.00 Nennwert.	(1) The share capital of the Company amounts to USD 79'300'000.00, divided into 79'300'000 fully paid-up registered shares with a nominal value of USD 1.00 each.

(2) Die Aktien sind unteilbar. Die Gesellschaft anerkennt für jede Aktie nur einen Berechtigten. Mit dem Aktienerwerb anerkennt der Aktionär die Statuten und die rechtsgültigen Beschlüsse der Gesellschaft. Als Aktionär gilt gegenüber der Gesellschaft nur, wer gültig im Aktienbuch eingetragen ist. Name und Adresse des Aktionärs sind in das Aktienbuch der Gesellschaft einzutragen. Die Bestimmungen dieser Statuten über den Aktionär gelten sowohl für den Eigentümer als auch für den Nutzniesser von Aktien.	(2) The shares are indivisible. The Company recognises only one authorized shareholder for each share. By acquiring a share or shares, the shareholder acknowledges the Articles of Association and all the legally valid resolutions of the Company. The Company recognises as shareholders only those individuals or companies with a valid entry in the share register. The name and address of each shareholder are entered in the Company's share register. The provisions of these Articles of Association concerning shareholders apply to both the owners and the usufructuaries of the Company's shares.
Artikel 3a Bedingtes Kapital	Article 3a Conditional capital
(1) Das Aktienkapital der Gesellschaft wird im Maximalbetrag von USD 38'700'000.00 erhöht durch Ausgabe von höchstens 38'700'000 vollständig zu liberierenden Namenaktien mit einem Nennwert von je USD 1.00 bis zu einem Betrag von USD 118'000'000.00 (entsprechend höchstens 118'000'000 Namenaktien) durch Ausübung von Rechten oder Anwartschaften auf Erwerb von Aktien (nachfolgend "Erwerbsrechte" genannt), welche:	(1) The share capital of the Company may be increased by up to USD 38'700'000.00 through the issuance of up to 38'700'000 fully-paid-up registered shares with a nominal value of USD 1.00 each, up to the amount of USD 118'000'000 (corresponding to up to 118'000'000 registered shares) by exercising rights or entitlements to acquire shares (hereinafter referred to as "Share Related Rights"), which are:
a. den Aktionären eingeräumt werden (nachfolgend "Aktionärsoptionen" genannt);	a. granted to shareholders (hereinafter referred to as "Shareholders Options");
b. den Mitarbeitern oder, Mitgliedern des Verwaltungsrates der Gesellschaft oder von Konzerngesellschaften oder anderen Rechtseinheiten, an denen die Gesellschaft direkt oder indirekt zu mindestens 50% beteiligt ist, eingeräumt oder auferlegt werden (inklusive, zur Vermeidung von Zweifeln, solche, welche den Mitarbeitern oder Mitgliedern des Verwaltungsrates der vormaligen Shyft-Gruppe unter den Mitarbeiterbeteiligungs- und Optionsplänen der "The Shyft Group, Inc." (welche mit der Gesellschaft zusammengeschlossen wurde) eingeräumt oder auferlegt wurden);	b. granted or imposed to employees or, members of the Board of Directors of the Company or of consolidated subsidiaries or other entities in which the Company has a direct or indirect stake of at least 50% (including, for the avoidance of doubt, as granted or imposed under the employee participation or stock option plans of the "The Shyft Group, Inc." (which has been combined with the Company) to employees or members of the board of directors of the Shyft Group);
c. in Verbindung mit Anleihens- oder ähnlichen Instrumenten, einschliesslich Wandel- oder Optionsanleihen, Darlehen oder anderer Finanzierungsinstrumente der Gesellschaft oder von Konzerngesellschaften (zusammen nachfolgend "aktiengebundene Finanzierungsinstrumente" genannt) eingeräumt oder auferlegt werden;	c. granted or imposed in connection with bonds or similar instruments, including convertible bonds or bonds with warrants, loans or other financing instruments of the Company or of consolidated subsidiaries (hereinafter collectively the "Equity-Linked Financing Instruments");
d. an beliebige Personen (seien es Aktionäre oder Dritte) eingeräumt werden (nachfolgend "Warrants" genannt).	d. granted to any persons (whether shareholders or third parties) (hereinafter referred to as "Warrants").
(2) Dieser Artikel 3a gilt sinngemäss auch bei Wandel- und Erwerbspflichten, zu welchen sich die Personen gemäss diesem Artikel 3a Abs. 1 lit. a anstelle von Erwerbsrechten verpflichten.	(2) This article 3a shall apply mutatis mutandis to conversion and purchase obligations which persons under this article 3a para. 1 lit. a are subject to in lieu of Share Related Rights.
(3) Das Bezugsrecht der Aktionäre ist ausgeschlossen. Bei Aktionärsoptionen ist indessen jeder Aktionär berechtigt, den Teil der Aktionärsoptionen zu beziehen, welcher seiner bisherigen Beteiligung entspricht; vorbehalten bleibt die Ausgabe von Warrants.	(3) Existing shareholders' subscription rights are excluded. In the case of Shareholder Options, however, each shareholder shall be entitled to subscribe for that part of the Shareholders' Options which corresponds to its previous shareholding; the issue of Warrants shall remain reserved.
(4) Der Verwaltungsrat ist ermächtigt, bei der Ausgabe von aktiengebundenen Finanzierungsinstrumenten und bei Warrants das Vorwegzeichnungsrecht der Aktionäre zu beschränken oder aufzuheben im Zusammenhang mit	(4) The Board of Directors is authorized to restrict or cancel shareholders' advance subscription rights when issuing Equity-Linked Financing Instruments and Warrants in connection with
a. der Finanzierung (einschliesslich Refinanzierung) des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen oder von neuen Investitionsvorhaben der Gesellschaft, oder	a. the financing (including refinancing) of the acquisition of companies, parts of companies, participations or new investment projects of the Company, or
b. der Emission von Anleihens- oder ähnlichen Obligationen auf nationalen oder internationalen Kapitalmärkten oder der Ausgabe an einen oder mehrere strategische Investoren oder Finanzinvestoren.	b. the issue of bonds of similar debt instruments on national or international capital markets or to one or more strategic or financial investors.
(5) Soweit das Vorwegzeichnungsrecht ausgeschlossen ist, sind	(5) Insofar as the advance subscription right is excluded, the following conditions shall apply:

a. die aktiengebundenen Finanzierungsinstrumente zu Marktbedingungen zu platzieren;	a. the Equity-Linked Financing Instruments are to be placed at market conditions;
b. die Ausübungsfrist der Wandelrechte auf höchstens 20 Jahre und jene der Optionsrechte auf höchstens 10 Jahre ab dem Zeitpunkt der Emission der betreffenden Anleihe (oder einer Neufestsetzung der Bedingungen) anzusetzen; und	b. the exercise period of the conversion rights is to be set at a maximum of 20 years and that of the option rights at a maximum of 10 years from the date of the respective debt issue (or of a re-setting of the terms and conditions); and
c. der Wandel- oder Ausübungspreis oder die Berechnungsmethode eines solchen Preises für die neuen Aktien entsprechend Marktbedingungen und -praxis im Zeitpunkt der Emission der aktiengebundenen Finanzierungsinstrumente, der Neufestsetzung der Bedingungen oder der Ausgabe von neuen Aktien festzulegen.	c. the conversion or exercise price or the calculation methodology for such price for the new shares is to be set in line with market conditions and practice prevailing at the time of the issue of the Equity-Linked Financing Instruments or a re-setting of the terms and conditions, or of the new shares.
(6) Die Ausübung der Erwerbsrechte sowie der Verzicht auf diese hat mittels schriftlicher Erklärung an die Gesellschaft oder in einer anderen, vom Verwaltungsrat festgelegten Form zu erfolgen.	(6) The exercise of Share Related Rights, as well as the waiver thereof, shall be effected by means of a written declaration to the Company or in another form determined by the Board of Directors.
(7) Der Erwerb der Namenaktien durch die Ausübung von Erwerbsrechten und die weitere Übertragung der Namenaktien sowie auch der Erwerb der Namenaktien durch Ausübung von Wandel- oder Optionsrechten und die weitere Übertragung der Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 5 und Artikel 5bis dieser Statuten.	(7) The acquisition of registered shares by exercising Share Related Rights and the subsequent transfer of such registered shares as well as the acquisition of registered shares by exercising conversion or option rights and the onward transfer of such registered shares are subject to the transfer restrictions specified in article 5 and in article 5bis of these Articles of Incorporation.
Artikel 3b Kapitalband	Article 3b Capital band
(1) Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 12. Februar 2030 innerhalb der Obergrenze von USD 116'299'384.00, entsprechend 116'299'384 vollständig zu liberierenden Namenaktien mit einem Nennwert von je USD 1.00 und der Untergrenze von USD 62'080'000.00, entsprechend 62'080'000 vollständig zu liberierenden Namenaktien mit einem Nennwert von je USD 1.00, eine oder mehrere Erhöhungen und/oder Herabsetzungen des Aktienkapitals vorzunehmen.	(1) The Board of Directors is authorized, to conduct one or more increases and/or reductions of the share capital at any time until 12 February 2030 within the upper limit of USD 116'299'384.00, corresponding to 116'299'384 registered shares with a par value of USD 1.00 each to be fully paid up, and the lower limit of USD 62'080'000.00, corresponding to 62'080'000 registered shares with a par value of USD 1.00 each to be fully paid up.
(2) Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Art. 4 dieser Statuten.	(2) Subscription to and acquisition of the new shares, as well as any subsequent transfer of their ownership, are subject to the restrictions of art. 4 of these Articles of Association.
(3) Im Falle einer Kapitalerhöhung gilt Folgendes:	(3) In case of a capital increase, the following applies:
a. Der Verwaltungsrat legt die Anzahl Aktien, den Zeitpunkt der Ausgabe von neuen Aktien, den Ausgabebetrag, die Art der zu leistenden Einlagen (einschliesslich Bareinlagen, Sacheinlagen, Verrechnung und Umwandlung von frei verwendbaren Reserven, einschliesslich Gewinnvortrag, in Aktienkapital), den Zeitpunkt der Ausgabe, die Bedingungen der Bezugsrechtsausübung und den Beginn der Dividendenberechtigung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank oder einen anderen Dritten und anschliessenden Angebots an die bisherigen Aktionäre ausgeben. Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu beschränken oder auszuschliessen. Nicht ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen oder diese bzw. die Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.	a. The Board of Directors shall determine the amount of share capital to be issued, the date of issue, the type of contributions (including cash contributions, contributions in kind, set-off and conversion of freely usable reserves, including retained earnings, into share capital), the conditions governing the exercise of subscription rights and the commencement of dividend entitlement. The Board of Directors may issue new shares which are underwritten by a bank or other third party and subsequently offered to existing shareholders. The Board of Directors is authorized to restrict or to prohibit trading in the subscription rights to the new shares. In the event of subscription rights not being exercised, the Board of Directors may, at its discretion, either allow such rights to expire worthless, or place them or the shares to which they entitle their holders either at market prices or in some other manner commensurate with the interests of the Company.

b. Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre ganz oder teilweise zu entziehen oder zu beschränken und Bezugsrechte einzelnen Aktionären, Dritten, der Gesellschaft oder einer von ihr kontrollierten Gesellschaft zuzuweisen:	b. The Board of Directors is authorized to withdraw or limit the subscription rights of shareholders wholly or in part and to allocate subscription rights to individual shareholders, third parties, the Company or one of the companies controlled by it:
1. sofern die Aktien für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen, die Umwandlung von Darlehen oder Wertschriften in Aktien, die Finanzierung von neuen Investitionsvorhaben der Gesellschaft, den Erwerb oder die Finanzierung von Produkten, geistigem Eigentum oder Lizenzen oder die Finanzierung von strategischen Initiativen verwendet werden;	1. if the new shares are used to acquire companies, parts thereof or participations, or for the financing or refinancing of such transactions, for the conversion of loans or securities into shares, for the financing of new investment projects undertaken by the Company, the acquisition or financing of products, intellectual property or licenses, or the financing of strategic initiatives undertaken;
2. sofern die Aktien zum Zwecke der Erweiterung des Aktionärskreises, um den Streubesitz zu erhöhen, oder zur Beteiligung von strategischen Partnern verwendet werden;	2. if the new shares are used to extend the shareholder base, to increase the free float or for an investment by strategic partners;
3. für die Ausgabe von Aktien an internationalen Kapitalmärkten oder für die Gewährung einer Mehrzuteilungsoption ("Greenshoe") an die Konsortialführer im Fall nationaler oder internationaler (auch privater) Platzierung von Aktien zu Marktkonditionen;	3. for the issuance of shares at international capital markets or for granting an over-allotment option ("greenshoe") to the lead managers if the new shares are placed nationally or internationally (including by way of private placement) at market conditions;
4. sofern die Aktien zum Zwecke einer raschen und flexiblen Beschaffung von Eigenkapital, welche ohne Beschränkung oder Ausschluss des Bezugsrechts nur schwer oder zu schlechteren Bedingungen möglich wäre;	4. if the new shares are issued for the purpose of raising equity capital in a swift and flexible manner, where such raising of capital would be difficult or only possible at less favorable conditions if the subscription rights to the new shares were not restricted or withdrawn;
5. für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Arbeitnehmern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Konzerngesellschaften Leistungen erbringen;	5. for the participation of members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies;
6. nachdem ein Aktionär oder eine Gruppe von Aktionären direkt oder indirekt mehr als 49% des im Handelsregister eingetragenen Aktienkapitals halten und den übrigen Aktionären auf Empfehlung des Verwaltungsrats hin kein Übernahmeangebot unterbreitet haben. Soweit und solange Aktionäre nicht als "group" im Sinne der "Rule 13d" oder Section 13(d) des US Securities Exchange Act von 1934 gelten, sind sie im Sinne dieses Absatzes nicht als in gemeinsamer Absprache oder als organisierte Gruppe miteinander anzusehen;	6. following a shareholder or a group of shareholders acting in concert holding directly or indirectly shares in excess of 49% of the share capital registered in the commercial register without having submitted to all other shareholders a takeover offer recommended by the Board of Directors. To the extent and as long as shareholders are not deemed to be a "group" under Rule 13d or Section 13(d) of the US Securities Exchange Act of 1934, they shall not be deemed to be acting in concert or as an organized group with each other in the sense of this paragraph;
7. im Rahmen der Abwehr eines tatsächlichen, drohenden oder etwaigen Übernahmeversuchs, für den der Verwaltungsrat, nach Konsultation eines unabhängigen Finanzberaters, keine Zustimmungsempfehlung abgegeben hat, da das Übernahmeangebot vom Verwaltungsrat den Aktionären gegenüber als finanziell zu wenig angemessen betrachtet wird; oder	7. for the defense of an actual, threatened or potential takeover bid that the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the Board of Directors does not find such takeover bid to be financially fair to the shareholders or not to be in the Company's interest; or

8. aus anderen wichtigen Gründen im Sinne von Art. 652b Abs. 2 OR.	8. for other important reasons in the sense of art. 652b para. 2 CO.
(4) Im Falle einer Kapitalherabsetzung bestimmt der Verwaltungsrat, soweit erforderlich, die Zahl der zu vernichtenden Aktien und die Verwendung des Herabsetzungsbetrags. Erwerb und Halten von zur Vernichtung unter dem Kapitalband zurückgekauften Aktien unterliegen, soweit gesetzlich zulässig, nicht der 10%-Schwelle für eigene Aktien im Sinne von Art. 659 Abs. 1 OR.	(4) In case of a capital reduction, the Board of Directors shall, to the extent necessary, determine the number of cancelled shares and the use of the reduction amount. The acquisition and holding of shares repurchased for purposes of cancellation under the capital band are, to the extent permitted by law, not subject to the 10% threshold for own shares within the meaning of art. 659 paragraph 1 CO.
(5) Kapitalerhöhungen können sowohl durch Erhöhung des Nennwerts der Aktien als auch durch Schaffung von Aktien und Kapitalherabsetzungen können sowohl durch Reduktion des Nennwerts der Aktien als auch durch Vernichtung von Aktien durchgeführt werden. Der Verwaltungsrat ist auch ermächtigt, eine gleichzeitige Reduktion und Wiedererhöhung des Aktienkapitals vorzunehmen. Bei einer Nennwerterhöhung oder -reduktion setzt der Verwaltungsrat den neuen Nennwert der Aktien fest und passt sämtliche Bestimmungen der Statuten, die sich auf den Nennwert einer Aktie beziehen, sowie die Anzahl Aktien mit neuem Nennwert, welcher der festen betragsmässigen Ober- und Untergrenze des Kapitalbands nach Abs. 1 entsprechen, entsprechend an.	(5) Capital increases may be performed both by increasing the par value of the shares and by issuing new reductions may be performed both by reducing the par value of the shares and by cancelling shares. The Board of Directors is also authorized to carry out a simultaneous reduction and re-increase of the share capital. In the case of an increase or reduction of the par value, the Board of Directors shall adapt all provisions of the Articles of Association relating to the par value of a share as well as the number of shares with a new nominal value corresponding to the fixed upper and lower limit of the capital band according to paragraph 1, accordingly.
Artikel 4 Aktienbuch, Übertragung von Namenaktien und Eintragungsbeschränkungen	Article 4 Share register, transfer of registered shares and registration restrictions
(1) Die Gesellschaft oder ein von ihr beauftragter Dritter führt über ihre Namenaktien ein Aktienbuch, in welches die Aktionäre und Eigentümer der Aktien mit Namen (bei juristischen Personen die Firma) und Kontaktdaten (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Kontaktdaten, so hat sie dies dem Aktienbuchführer mitzuteilen. Mitteilungen der Gesellschaft gelten als rechtsgültig erfolgt, wenn sie an die im Aktienbuch zuletzt eingetragenen Kontaktdaten des Aktionärs bzw. Zustellungsbevollmächtigten gesendet werden.	(1) The Company shall, with respect to its registered shares, maintain, itself or through a third party, a share register in which the shareholders and beneficial owners are registered with their names (the name of the company in case of a legal entity) and contact information (the place of incorporation in case of a legal entity). A person registered in the share register shall notify the share registrar of any change in contact information. Written communications from the Company shall be deemed to have been validly made if sent to the shareholder's or authorized delivery agent's last registered contact information in the share register.
(2) Im Verhältnis zur Gesellschaft gilt als Aktionär oder Eigentümer von Namenaktien nur, wer im Aktienbuch eingetragen ist.	(2) Only persons registered as shareholders or beneficial owners of registered shares in the share register shall be recognized as such by the Company.

(3)     Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in diesem Artikel 4 festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtigt er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten.

(3) Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in this article 4. If the Board of Directors refuses to register the acquirer as shareholder with voting rights, it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.

(4)     Erwerber von Namenaktien werden auf Gesuch als Aktionäre mit Stimmrecht im Aktienbuch eingetragen, wenn sie ausdrücklich erklären, die Aktien in eigenem Namen und für eigene Rechnung erworben zu haben. Aktien gelten insbesondere dann nicht als für eigene Rechnung des Aktionärs erworben, wenn der Aktionär eine Vereinbarung über die Rücknahme oder Rückgabe für die entsprechenden Aktien hat (oder eingeht) oder der Aktionär auf andere Weise das wirtschaftliche Risiko an den Aktien nicht (oder nicht mehr) trägt.

(4) Acquirers of registered shares shall be registered upon request in the share register as shareholders with the right to vote if they expressly declare to have acquired the registered shares in their own name and for their own account. In particular, shares are not deemed to have been acquired on the shareholder's own account if the shareholder has entered (or enters into) an agreement on the return or redemption of the relevant shares or if the shareholder does not (or does not anymore) bear the economic risk associated with the shares in another way.

(5) Der Verwaltungsrat kann Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien in eigenem Namen und für eigene Rechnung erworben zu haben (nachfolgend "Nominees"), mit ihren Namenaktien mit Stimmrecht eingetragen, wenn (a) der Nominee hat mit der Gesellschaft eine Vereinbarung über seinen Status und seine Bekanntgabepflichten abgeschlossen oder (b) wenn ein solcher Nominee eine zentrale Wertpapierverwahrungsstelle oder ein Nominee einer solchen Verwahrungsstelle ist. Falls ein wirtschaftlich Berechtigter alleine oder zusammen mit Dritten infolge einer solchen getätigten oder aufrechterhaltenen Eintragung direkt oder indirekt, formell, zuordenbar oder als wirtschaftlich Berechtigter eine Anzahl Aktien hält, die 49% der Gesamtzahl der Stimmrechte der Gesellschaft gemäss dem Eintrag im Handelsregister überschreitet und der wirtschaftlich Berechtigte kein Übernahmeangebot gemäss Abs. 6 dieses Artikels unterbreitet, kann der Verwaltungsrat die Eintragung des Nominees, der die Aktien für Rechnung des wirtschaftlich Berechtigten hält, in Bezug auf alle Aktien, welche diese Eintragungsbeschränkungen überschreiten, verweigern, oder sofern eine Eintragung bereits erfolgt ist, streichen. Der Verwaltungsrat kann die Eintragung mit Stimmrecht der von einem Nominee gehaltenen Aktien von Bedingungen, Beschränkungen und Meldepflichten abhängig machen und solche Bedingungen, Beschränkungen und Pflichten nach der Eintragung auferlegen oder anpassen und mit den Nominees diesbezügliche Vereinbarungen treffen. Vorbehalten bleiben die Stimmrechtsbeschränkungen gemäss Art. 10	(5) The Board of Directors may enter persons not expressly declaring in their application that they hold shares for their own account (hereafter referred to as "Nominees") in the share register with voting rights provided (a) the Nominee has entered into an agreement with the Company concerning its status and disclosure obligations, or (b) if such Nominee is a central securities depositary of the Company's shares or such depositary's nominee. If any beneficial owner should as a result of such registration being made or upheld, directly or indirectly, formally, constructively or beneficially own, or otherwise control or alone or together with third parties, hold a number of shares exceeding 49% of the total number of voting rights of the Company pursuant to the entry in the commercial register and the beneficial owner does not make and complete a tender offer according to para. 6 of this article, the Board of Directors may refuse to register (or cancel an already occurred registration of) the nominee holding shares for the account of such beneficial owner with respect to any shares in excess of such restriction. The Board of Directors may make the registration with voting rights of the shares held by a nominee subject to conditions, limitations and reporting requirements and may impose or adjust such conditions, limitations and requirements once registered and may enter into agreements with nominees in this regard. The voting rights restrictions of Art. 10 shall be reserved.

(6) Der Verwaltungsrat kann die Eintragung eines Erwerbers von Namenaktien als Aktionär mit Stimmrecht im Aktienregister verweigern, oder eine bereits erfolgte Eintragung von Namenaktien mit Stimmrecht aus dem Aktienbuch streichen, soweit (i) die Anzahl der von diesem direkt oder indirekt oder in gemeinsamer Absprache mit Dritten oder als organisierte Gruppe gehaltenen oder erworbenen Namenaktien 49% der Gesamtzahl der Stimmrechte der Gesellschaft gemäss dem Eintrag im Handelsregister überschreitet und (ii) der Erwerber kein Übernahmeangebot für alle Namenaktien der Gesellschaft unterbreitet und durchführt, (A) mit einem Mindestpreis, der mindestens gleich hoch sein muss wie der höhere der folgenden Beträge: (a) volumengewichteter Durchschnittskurs der börslichen Abschlüsse der letzten 60 Handelstage vor der Veröffentlichung des Übernahmeangebots oder (b) höchster Preis, den der Erwerber oder Personen, welche mit diesem Erwerber in gemeinsamer Absprache handeln, in den letzten 12 Monaten vor der Veröffentlichung des Übernahmeangebots für die Aktien bezahlt haben sowie (B) unter Einhaltung der Best Price Rule, wonach der Erwerber sämtlichen Empfängern des Angebots den gleichen Preis bezahlen muss, sollte er von der Veröffentlichung des Angebotes bis sechs Monate nach Ablauf der Angebotsfrist (bzw., falls anwendbar, Nachfrist) Namenaktien der Gesellschaft zu einem über dem Angebotspreis liegenden Preis erwerben. Personen die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind oder sich zum Erwerb von Aktien zusammenschliessen, gelten als ein Erwerber für die Zwecke dieses Art. 4 Abs. 6. Erwerber die kein Übernahmeangebot unterbreiten und durchführen, werden für Namenaktien, welche den Grenzwert von 49% überschreiten, als Aktionär ohne Stimmrecht im Aktienbuch eingetragen. Klarstellend wird festgehalten, dass Nominees nicht als Erwerber im Sinne dieses Art. 4 Abs. 6 gelten. Soweit und solange Aktionäre nicht als "group" im Sinne der "Rule 13d" oder Section 13(d) des US Securities Exchange Act von 1934 gelten, sind sie im Sinne dieses Artikels nicht als in gemeinsamer Absprache oder als organisierte Gruppe miteinander anzusehen.	(6) The Board of Directors may refuse the registration of an acquirer of registered shares in the share register as a shareholder with voting rights or cancel an already occurred registration of registered shares with voting rights from the share register, if (i) the number of shares held or acquired directly or indirectly or acting in concert with third parties or as an organized group by such acquirer exceeds 49% of the total number of voting rights of the Company pursuant to the entry in the commercial register, and (ii) the acquirer does not make and complete a tender offer for all shares of the Company, (A) at a minimum price of the higher of (a) the volume weighted average price of the last 60 trading days prior to the publication of the tender offer or (b) the highest price paid by such acquirer or persons acting in concert with such acquirer over the past 12 months prior to the publication of the tender offer for the registered shares and (B) in compliance with the Best Price Rule, according to which the acquirer must pay the same price to all recipients of the offer if he acquires registered shares of the Company at a price above the offer price from the publication of the offer until six months after expiry of the (additional, if applicable) acceptance period. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares shall be regarded as an acquirer for the purposes of this Art. 4 para. 6. Acquirers who do not make and complete a tender offer shall be entered in the share register as shareholder without voting rights for registered shares exceeding the limit of 49%. For the avoidance of doubt, nominees do not constitute acquirers within the meaning of this Art. 4 para. 6. To the extent and as long as shareholders are not deemed to be a "group" under Rule 13d or Section 13(d) of the US Securities Exchange Act of 1934, they shall not be deemed to be acting in concert or as an organized group with each other in the sense of this article.

(7) Der Verwaltungsrat kann nach Anhörung des betroffenen Aktionärs oder Nominees Eintragungen im Aktienbuch rückwirkend auf das Datum des Eintrags streichen, wenn die Eintragung durch falsche oder irreführende Angaben erwirkt wurde. Der betroffene Aktionär oder Nominee muss über die Streichung sofort orientiert werden.	(7) After hearing the registered shareholder or Nominee, the Board of Directors may cancel any registration in the share register, with retroactive effect as of the date of registration, which was made based on false or misleading information. The relevant shareholder or Nominee must be immediately informed of the cancellation.
(8) Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der Bestimmungen in diesem Artikel 4 notwendigen Anordnungen. Dabei orientiert er sich, vorbehältlich der gemäss diesen Statuten anwendbaren Bestimmungen der "Rule 13d" oder Section 13(d) des US Securities Exchange Act 1934, in Bezug auf die Voraussetzungen und allfällige Ausnahmen zur Unterbreitung eines Übernahmeangebots an den Bestimmungen des schweizerischen Übernahmerechts einschliesslich der hierzu ergangenen Praxis der Schweizerischen Übernahmekommission; in berechtigten Fällen (in sinngemässer Anwendung von Art. 136 des Finanzmarktinfrastrukturgesetzes (FinfraG) in der bei Inkrafttreten dieser Bestimmung geltenden Fassung) kann bzw. (in den Fällen des Art. 136 Abs. 2FinfraG) soll der Verwaltungsrat Ausnahmen von der Anwendung dieser Bestimmungen gewähren. Er kann in besonderen Fällen Ausnahmen von der Nominee-Regelung bewilligen. Der Verwaltungsrat kann seine Aufgaben delegieren.	(8) The Board of Directors regulates the details and issues the instructions necessary for compliance with the preceding provisions set forth in this article 4. With regard to the requirements and potential exceptions to the submission of a tender offer, it is, subject to Rule 13d or Section 13(d) of the US Securities Exchange Act of 1934 as applicable according to these Articles of Association, guided by the provisions of Swiss takeover laws and regulations, including the relevant practice of the Swiss Takeover Board; in justified cases (in analogous application of art. 136 of the Swiss Financial Market Infrastructure Act (FMIA) as in force at the time this provision enters into effect), the Board of Directors may or (in the cases described in art. 136 para. 2 FMIA) shall grant exceptions from these provisions. In special cases, it may grant exemptions from the rule concerning Nominees. The Board of Directors may delegate its duties.
(9) Solange eine Person nicht Aktionär mit Stimmrecht im Sinne von diesem Artikel 4 geworden ist, kann er/sie weder die entsprechenden Stimmrechte noch die weiteren mit diesen in Zusammenhang stehenden Rechte wahrnehmen.	(9) Until a person becomes a shareholder with voting rights for the shares in accordance with this article 4, she/he may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.
Artikel 5 Aktienzertifikate, Wertrechte und Bucheffekten	Article 5 Share certificates, uncertificated securities and book-entry securities
(1) Die Aktien werden in der Regel in Form von Wertrechten (im Sinne des OR) ausgegeben. Die Gesellschaft kann jedoch Aktien in Form von Einzelurkunden oder Globalurkunden ausgeben. Die Gesellschaft kann alle oder einen Teil ihrer Aktien als Basiswert für Bucheffekten (im Sinne des Bucheffektengesetzes) in ein Hauptregister einer Verwahrungsstelle eintragen lassen.	(1) The shares are as a rule issued in the form of uncertified securities (within the meaning of the CO). The Company may however issue shares in the form of individual share certificates or global certificates. The Company may cause all or a part of its shares to be entered into a main register of a custodian as an underlying security for book-entry securities (within the meaning of the Swiss Intermediated Securities Act).
(2) Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Aktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Sie trägt dafür die Kosten.	(2) To the extent permitted by law, the Company may, at its sole discretion and without seeking shareholders' approval, convert shares issued in one of these forms into another such form at any time. The costs of such transformation shall be borne by the Company.
(3) Der Aktionär hat keinen Anspruch auf Druck und Auslieferung von Urkunden oder auf Umwandlung von in bestimmter Form ausgegebenen Aktien in eine andere Form. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.	(3) Shareholders are not entitled to demand printing or delivery of share certificates, or to a conversion of shares issued in one particular form into any other form. Any shareholder is, however, entitled to request at any time a written confirmation from the Company stating the number of shares registered in his name in the share register.

(4) Eine Verfügung über Aktien in der Form von Wertrechten, die nicht im Hauptregister einer Verwahrungsstelle eingetragen sind, erfolgt durch schriftliche Abtretungserklärung und setzt zu ihrer Gültigkeit voraus, dass sie der Gesellschaft angezeigt wird. Eine Verfügung über Aktien, die in der Form von Bucheffekten auf der Grundlage von im Hauptregister einer Verwahrungsstelle eingetragenen Wertrechten bestehen, erfolgt ausschliesslich durch Buchungen in Effektenkonten gemäss anwendbarem Recht, ohne Notwendigkeit einer Anzeige an die Gesellschaft; eine Verfügung solcher Aktien durch Abtretung ohne entsprechende Buchung in einem Effektenkonto ist ausgeschlossen.	(4) A disposition of shares in the form of uncertificated securities which are not entered into the main register of a custodian shall be effected by way of a written declaration of assignment and requires, as a condition for validity, to be notified to the Company. A disposition of shares which exist in the form of book-entry securities based on uncertificated securities entered into the main register of a custodian shall solely be effected by entries in securities accounts in accordance with applicable law, without prerequisite to be notified to the Company; a disposition of such shares by way of assignment without corresponding entry in a securities account is excluded.
3. Organisation	3. Organization
Artikel 6 Gesellschaftsorgane	Article 6 Corporate bodies

Die Organe der Gesellschaft sind:

1.      die Generalversammlung;

2.      der Verwaltungsrat;

3.      die Revisionsstelle;

4.      gegebenenfalls die weiteren vom Verwaltungsrat im Organisationsreglement bezeichneten Organe.

The Company's corporate bodies are:

1.     the General Meeting;

2.     the Board of Directors;

3.     the Statutory Auditors;

4.     the further corporate bodies, if any, designated by the Board of Directors in the Organizational Regulations.

A. Generalversammlung	A. General Meeting
Artikel 7 Befugnisse der Generalversammlung	Article 7 Powers of the General Meeting
Der Generalversammlung stehen folgende unübertragbare Befugnisse zu:	The General Meeting has the following inalienable powers:
1. die Festsetzung und Änderung der Statuten;	1. to determine and amend the Articles of Association;
2. die Genehmigung des Lageberichtes, der Jahresrechnung, der Konzernrechnung und des Berichts über nichtfinanzielle Belange der Gesellschaft;	2. to approve the management report, the consolidated and stand-alone financial statements and the report on non-financial matters of the Company;
3. die Beschlussfassung über die Verwendung des Bilanzgewinns und die Genehmigung der Dividende (einschliesslich einer allfälligen Rückzahlung von gesetzlichen Kapitalreserven sowie der Genehmigung von Zwischendividenden und des dafür erforderlichen Zwischenabschlusses);	3. to resolve on the appropriation of the profit available for distribution and to approve the dividend (including any repayment of statutory reserves as well as the approval of interim dividends and the required interim financial statements);
4. die Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung für die Führung der Geschäfte;	4. to discharge the members of the Board of Directors and the Executive Management from their liability for the conduct of business;
5. die Wahl und Abberufung des Präsidenten und der übrigen Mitglieder des Verwaltungsrates, der Mitglieder des Vergütungsausschusses, der Revisionsstelle sowie des unabhängigen Stimmrechtsvertreters;	5. to elect and dismiss the chair and the other members of the Board of Directors, the members of the Compensation Committee, the Statutory Auditors, and the Independent Proxy;
6. die Genehmigung der Vergütungen des Verwaltungsrates und der Geschäftsleitung gemäss Art. 27 dieser Statuten;	6. to approve the compensation of the Board of Directors and the Executive Management according to art. 27 of these Articles of Association;
7. die Beschlussfassung über die Dekotierung der Beteiligungspapiere der Gesellschaft;	7. to decide on the delisting of the equity instruments of the Company;
8. die Beschlussfassung über die weiteren Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder die ihr, vorbehältlich Art. 716a OR, vom Verwaltungsrat vorgelegt werden.	8. to decide on other matters for which it is competent by law or its Articles of Association or that are, subject to art. 716a CO, submitted to it by the Board of Directors.

Artikel 8 Einberufung der Generalversammlung	Article 8 Convening the General Meeting

(1) Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle, einberufen. Das Einberufungsrecht steht auch den Liquidatoren und im Fall der Ausgabe von Obligationenanleihen den Vertretern der Anleihensgläubiger zu.	(1) The General Meeting shall be convened by the Board of Directors, or by the Statutory Auditors if necessary. Liquidators and, in the case of bond issues, representatives of the bondholders are also entitled to convene a General Meeting.
(2) Der Verwaltungsrat oder ein anderes Organ, das die Generalversammlung ordnungsgemäss einberuft, bestimmt Ort und Zeit der Generalversammlung, die auch ausserhalb der Schweiz abgehalten werden kann.	(2) The Board of Directors, or any other body lawfully convening the General Meeting shall determine the time and place of the General Meeting, which may also be held outside of Switzerland.
(3) Der Verwaltungsrat kann vorsehen, dass Aktionäre, die nicht am Ort der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können. Der Verwaltungsrat kann überdies anordnen, die Generalversammlung mit elektronischen Mitteln ohne Tagungsort durchzuführen.	(3) The Board of Directors may provide that shareholders who are not present at the place of the General Meeting may exercise their rights by electronic means. The Board of Directors may also order that the General Meeting be held by electronic means without a venue.
(4) Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt, ausserordentliche Versammlungen werden nach Bedarf einberufen.	(4) An Annual General Meeting shall be held every year within six months of the close of the previous financial year. Extraordinary General Meetings shall be convened as required.
(5) Die Einberufung einer Generalversammlung kann von einem oder mehreren Aktionären, die zusammen mindestens 5 Prozent des Aktienkapitals oder der Stimmen vertreten, verlangt werden. Aktionäre, die über Aktien von mindestens 0.5% vom Aktienkapital oder den Stimmen der Gesellschaft verfügen, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrags zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen. Ein entsprechendes Gesuch ist dem Verwaltungsrat mindestens 90 Tage vor der Generalversammlung schriftlich und unter Angabe des Verhandlungsgegenstands und des Antrags oder der Anträge einzureichen.	(5) The convening of a General Meeting may be requested by one or more shareholders who together represent at least 5 per cent of the Company's share capital or of the voting rights. Shareholders whose combined holdings represent at least 0.5% of the share capital or votes of the Company may request items to be included on the agenda or that a motion relating to an agenda item be included in the notice convening the General Meeting. A respective written request listing the agenda items and the proposal or proposals shall be lodged with the Board of Directors at least 90 days prior to a General Meeting.
(6) Jeder Antrag eines Aktionärs auf Aufnahme eines Verhandlungsgegenstandes muss schriftlich gestellt werden und in Bezug auf jeden Verhandlungsgegenstand Folgendes enthalten:	(6) Each request submitted by a shareholder for inclusion of an agenda item must be in written form and include with respect to each agenda item:
a. eine kurze Beschreibung der Geschäfte, die an der Generalversammlung behandelt werden sollen, und die Gründe für die Durchführung dieser Geschäfte an der Generalversammlung;	a. a brief description of the business desired to be brought before the General Meeting and the reasons for conducting such business at the General Meeting;
b. den Namen und die Adresse des antragstellenden Aktionärs, wie sie im Aktienbuch eingetragen sind;	b. the name and address, as they appear in the share register, of the shareholder proposing such business;
c. die Anzahl der Aktien der Gesellschaft, die sich rechtlich oder wirtschaftlich im Eigentum des betreffenden Aktionärs befinden, und die Daten, an denen der Aktionär diese Aktien erworben hat; und	c. the number of shares of the Company which are legally or beneficially owned by such shareholder, and the dates upon which the shareholder acquired such shares; and
d. alle anderen Informationen, die gemäss den geltenden Gesetzen, Vorschriften und Börsenregeln, erforderlich sind.	d. all other information required under the applicable laws, regulations, and stock exchange rules.
Artikel 9 Einberufungsverfahren	Article 9 Procedure for calling a General Meeting
(1) Die Einberufung zur ordentlichen oder ausserordentlichen Generalversammlung erfolgt wenigstens 20 Tage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt. Der Inhalt der Einberufung richtet sich nach dem Gesetz.	(1) Annual and Extraordinary General Meetings shall be formally called at least 20 days in advance through publication in the Swiss Official Gazette of Commerce. The content of the invitation to the General Meeting shall be in accordance with the law.
(2) Über Gegenstände, die nicht gehörig gemäss vorstehendem Absatz angekündigt worden sind, können keine Beschlüsse gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchführung einer Sonderuntersuchung und auf Wahl einer Revisionsstelle.	(2) No resolutions may be passed on any matters that are not announced in accordance with the preceding paragraph, except on a motion to convene an Extraordinary General Meeting or to conduct a special investigation and on the election of an auditor.

Artikel 10 Präsenzquorum, Stimmrecht, Vertretung von Aktien	Article 10 Attendance quorum, voting rights and representation of shares
(1) Die Generalversammlung ist beschlussfähig, sofern mindestens ein Drittel der ausstehenden Aktien der Gesellschaft vertreten ist, wobei mit "ausstehenden Aktien" die im Handelsregister eingetragenen Aktien, jedoch unter Ausschluss der von der Gesellschaft oder von direkten oder indirekten Tochtergesellschaften selbst gehaltenen Aktien gemäss Art. 659 ff. OR, gemeint sind.

(1)     The General Meeting is quorate if at least one-third of the Company's outstanding shares are present (in person or by proxy), whereas "outstanding shares" means the Company's shares as set forth in the commercial register but excluding any treasury shares held by the Company or its direct or indirect subsidiaries pursuant to art. 659 et seqq. CO.

(2) Jede Aktie berechtigt zu einer Stimme. Stimmberechtigt an der Generalversammlung ist nur, wer bis zu einem bestimmten, vom Verwaltungsrat festgelegten Stichtag als Aktionär mit Stimmrecht im Aktienbuch eingetragen ist. In Ermangelung einer solchen Festlegung gilt als Stichtag der 10. Tag vor der Generalversammlung. Der Verwaltungsrat kann in der Einberufung einer Generalversammlung oder in allgemeinen Reglementen oder Weisungen die in diesem Absatz festgelegten Regeln präzisieren oder ergänzen.	(2) Each share entitles its holder to one vote. Only those shareholders entered in the share register as shareholders with voting rights until a specific qualifying day (record date) designated by the Board of Directors are entitled to vote at a General Meeting. In the absence of such designation, the record date shall be 10 days prior to the General Meeting. The Board of Directors may, in the notice of a General Meeting or in general regulations or directives, specify or supplement the rules laid down in this paragraph.
(3) Der Verwaltungsrat kann die Ausübung der Stimmrechte eines Aktionärs, welche 49% der Gesamtzahl der Stimmrechte gemäss Eintrag im Handelsregister überschreiten, verweigern, soweit und solange dieser kein Übernahmeangebot gemäss Art. 4 Abs. 6 unterbreitet. Diese Stimmrechtsbeschränkung gilt auch für Aktien, die von einem Nominee für Rechnung von Personen gehalten werden, welche den in diesem Absatz 3 erwähnten Schwellenwert überschreiten.	(3) The Board of Directors may refuse the exercise of voting rights of a shareholder in excess of 49% of the total number of voting rights of the Company pursuant to the entry in the commercial register, if and for as long as such shareholder does not make and complete a tender offer according to art. 4 para. 6. This restriction of voting rights shall also apply to shares, which are held by a nominee for the account of a person exceeding the threshold set out in this para. 3.
(4) Die Stimmrechte derjenigen Personen die untereinander kapital- oder stimmenmässig, durch einheitliche Leitung oder auf andere Weise verbunden sind oder sich zum Erwerb von Aktien im Hinblick auf die Beherrschung der Gesellschaft zusammenschliessen, werden für die Zwecke dieses Art. 10 zusammengerechnet. Soweit und solange Personen nicht als "group" im Sinne der "Rule 13d" oder Section 13(d) des US Securities Exchange Act von 1934 gelten, sind sie im Sinne dieses Artikels nicht als in gemeinsamer Absprache oder als organisierte Gruppe miteinander anzusehen.	(4) The voting rights of those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares with a view to control the Company shall be aggregated for the purposes of this art. 10. To the extent and as long as those are not deemed to be a "group" under Rule 13d or Section 13(d) of the US Securities Exchange Act of 1934, they shall not be deemed to be acting in concert or as an organized group with each other in the sense of this article.
(5) Ein Aktionär kann sich an der Generalversammlung durch einen Dritten, der nicht Aktionär zu sein braucht, vertreten lassen.	(5) A shareholder may be represented at a General Meeting by a third person who need not be a shareholder.
(6) Der Verwaltungsrat kann Verfahrensvorschriften im Zusammenhang mit der Teilnahme und Vertretung von Aktionären an der Generalversammlung erlassen und regelt insbesondere die Erteilung von Weisungen an den unabhängigen Stimmrechtsvertreter näher. Er stellt sicher, dass die Aktionäre dem unabhängigen Stimmrechtsvertreter auf elektronischem Weg Vollmachten und Weisungen erteilen können. Der Verwaltungsrat ist dabei berechtigt, ganz oder teilweise auf das Erfordernis der qualifizierten elektronischen Signatur zu verzichten.	(6) The Board of Directors may adopt procedural rules in connection with the participation and representation of shareholders in the General Meeting and in particular regulate in more detail the issuing of instructions to the Independent Proxy. It shall make sure that the shareholders may grant powers of attorney and issue instructions to the Independent Proxy by electronic means. In doing so, the Board of Directors is entitled to waive entirely or in part the requirement of a qualified electronic signature.
(7) Über die Anerkennung von Vollmachten an der Generalversammlung entscheidet der Vorsitzende.	(7) The recognition of proxies at a General Meeting shall be determined by the chair.
Artikel 11 Unabhängiger Stimmrechtsvertreter	Article 11 Independent Proxy
(1) Der unabhängige Stimmrechtsvertreter wird von der Generalversammlung für eine Dauer von einem Jahr bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist zulässig.	(1) The Independent Proxy shall be elected by the General Meeting for a term of one year ending with the conclusion of the next Annual General Meeting. Re-election is permitted.

(2) Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter oder kann der unabhängige Stimmrechtsvertreter sein Amt voraussichtlich nicht ausüben, ernennt der Verwaltungsrat einen solchen Vertreter für die nächste Generalversammlung. Zuvor abgegebene Vollmachten und Weisungen behalten ihre Gültigkeit für den neu ernannten unabhängigen Stimmrechtsvertreter, sofern ein Aktionär für seine Stimmabgabe nicht ausdrücklich etwas anderes anordnet.	(2) Where the Company has not elected an Independent Proxy or where the Independent Proxy is likely unable to perform his office, the Board of Directors shall appoint an Independent Proxy for the next General Meeting. Proxies and instructions issued prior to that time shall remain valid in the hands of the newly appointed Independent Proxy, unless the shareholder has expressly given instructions to the contrary concerning his vote.
(3) Der unabhängige Stimmrechtsvertreter kann sich an der Generalversammlung vertreten lassen. Er bleibt für die Erfüllung seiner Pflichten vollumfänglich verantwortlich.	(3) The Independent Proxy may be represented at the General Meeting. The Independent Proxy remains fully responsible for fulfilling its duties.
(4) Der Verwaltungsrat stellt sicher, dass Aktionäre dem unabhängigen Stimmrechtsvertreter auch elektronisch Vollmachten und Weisungen erteilen können. Er kann die Einzelheiten regeln und insbesondere vom Erfordernis einer qualifizierten elektronischen Signatur ganz oder teilweise absehen.	(4) The Board of Directors shall make arrangements for shareholders to have the possibility of issuing proxies and instructions to the Independent Proxy by electronic means. The Board of Directors may determine the details, including, in particular, by dispensing with the requirements of a qualified electronic signature.
(5) Der unabhängige Stimmrechtsvertreter ist verpflichtet, die von ihm vertretenen Stimmrechte weisungsgemäss auszuüben. Hat er keine Weisungen erhalten, so enthält er sich der Stimme. Die allgemeine Weisung, bei in der Einberufung bekanntgegebenen oder nicht bekanntgegebenen Anträgen jeweils im Sinne des Antrags des Verwaltungsrates zu stimmen, gilt als gültige Weisung zur Stimmrechtsausübung.	(5) The Independent Proxy shall exercise the voting rights it represents in keeping with the instructions received. Where it has not received any instructions, it shall abstain from voting. The general instruction to vote according to the proposal of the Board of Directors in respect of proposals announced or not announced in the invitation shall be considered a valid instruction to exercise voting rights.
Artikel 12 Abstimmungen und Wahlen	Article 12 Voting and elections
(1) Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit nicht eine zwingende Bestimmung des Gesetzes oder Art. 13 dieser Statuten etwas anderes bestimmt, ohne Rücksicht auf die Zahl der anwesenden Aktionäre und vertretenen Aktien, mit der einfachen Mehrheit der abgegebenen Stimmen (wobei Enthaltungen, sog. Broker Non-votes, leere oder ungültige Stimmen für die Bestimmung des Mehrs nicht berücksichtigt werden).	(1) Unless otherwise stipulated by mandatory provisions of law or art. 13 of these Articles of Association, the General Meeting shall pass resolutions and conduct elections, regardless of the number of shareholders present or the number of shares represented, by a simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).
(2) Der Vorsitzende der Versammlung entscheidet über die Durchführung der Abstimmung.	(2) The chair of the meeting decides on the voting procedure.
(3) Eine Abstimmung kann insbesondere durch elektronische oder schriftliche Stimmabgabe oder durch Handzeichen erfolgen. Bei schriftlicher Abstimmung kann der Vorsitzende anordnen, dass nur die Stimmen derjenigen Aktionäre gezählt werden, die sich der Stimme enthalten oder eine Nein-Stimme abgegeben haben, und dass alle anderen Aktien, die zum Zeitpunkt der Abstimmung in der Hauptversammlung vertreten sind, mitgezählt werden, um die Auszählung der Stimmen zu beschleunigen.	(3) In particular, a vote may be conducted by electronic or written ballot or by a show of hands. In the case of written ballots, the chair of the meeting may rule that only the ballots of those shareholders shall be collected who chose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.
(4) Der Vorsitzende kann eine offene oder elektronische Wahl oder Abstimmung jederzeit durch eine schriftliche Wahl respektive Abstimmung wiederholen lassen, sofern nach seiner Meinung Zweifel am Ergebnis bestehen. In diesem Fall gilt die vorausgegangene offene oder elektronische Wahl respektive Abstimmung als nicht erfolgt.	(4) The chair or the meeting may order at any time that an election or vote by show of hands or electronic ballot be repeated by an election or vote by written ballot where, in his view, there exists doubt as to the result. In such case, the preceding election or vote by show of hands or electronic ballot shall be considered not to have taken place.

Artikel 13 Qualifiziertes Mehr für wichtige Beschlüsse	Article 13 Qualified majority for important resolutions

(1)     Folgende Beschlüsse der Generalversammlung bedürfen zu ihrer Gültigkeit der Zustimmung von mindestens zwei Dritteln der vertretenen Stimmen und der absoluten Mehrheit der vertretenen Aktiennennwerte:

(1) Motions submitted to a General Meeting on the following issues shall be approved only if at least two thirds of the shares represented and an absolute majority by nominal value of the shares represented vote in favour thereof:
1. die Änderung des Gesellschaftszweckes;	1. changing the purpose of the Company;
2. die Zusammenlegung von Aktien, soweit dafür nicht die Zustimmung aller betroffenen Aktionäre erforderlich ist;	2. consolidation of shares, insofar as this does not require the approval of all affected shareholders;
3. eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;	3. capital increases from shareholders' equity, against contributions in kind, by setting off against a receivable and the granting of special benefits;
4. die Einschränkung oder Aufhebung des Bezugsrechtes;	4. limiting or suspending subscription rights;
5. die Einführung eines bedingten Aktienkapitals oder die Einführung eines Kapitalbands;	5. introducing a conditional share capital or introducing a capital band;
6. die Umwandlung von Partizipationsscheinen in Aktien;	6. conversion of participation certificates into shares;
7. die Beschränkung der Übertragbarkeit von Namenaktien;	7. limiting the transferability of registered shares;
8. die Einführung von Stimmrechtsaktien;	8. introducing shares with privileged voting rights;
9. den Wechsel der Währung des Aktienkapitals;	9. change of the currency of the share capital;
10. die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;	10. introduction of the chair's casting vote at the general meeting;
11. ine Statutenbestimmung zur Durchführung der Generalversammlung im Ausland;	11. a provision in the Articles of Association for holding the General Meeting abroad;
12. die Dekotierung der Aktien oder anderer Beteiligungspapiere der Gesellschaft;	12. delisting of the Company's shares or other equity instruments;
13. die Verlegung des Sitzes der Gesellschaft;	13. relocating the Company's legal seat;
14. die Einführung einer statutarischen Schiedsklausel;	14. introduction of a statutory arbitration clause;
15. die Auflösung der Gesellschaft;	15. dissolving the Company;
16. Fusion, Spaltung und Umwandlung der Gesellschaft gemäss Fusionsgesetz (zwingende gesetzliche Bestimmungen vorbehalten);	16. the merger, de-merger or conversion of the Company according to the Merger Act (subject to mandatory law);
17. jede Änderung, Ergänzung oder Löschung von Art. 13 oder von Art. 16 dieser Statuten;	17. any change, amendment, or removal of art. 13 or art. 16 of these Articles of Association;
18. sowie andere Beschlüsse die gemäss den gesetzlichen Bestimmungen einem qualifizierten Mehr vorbehalten sind.	18. as well as other resolutions which are subject to a qualified majority according to the legal provisions.

(2)     Solange ein Aktionär oder eine Gruppe von Aktionären direkt oder indirekt mehr als 33 1/3% des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft hält bzw. halten (der/die "Grossaktionär(e)"), ist zusätzlich zu dem im Abs. 1 dieses Artikels erforderlichen Mehrheitserfordernis die Mehrheit der vertretenen Aktiennennwerte abzüglich der von dem oder den Grossaktionär(en) direkt oder indirekt gehaltenen Aktiennennwerte erforderlich für folgende Beschlüsse der Generalversammlung:

-       Kapitalerhöhungen (einschliesslich (a) durch Ausgabe neuer Stimmrechts- oder Vorzugsaktien oder (b) Sacheinlagekapitalerhöhungen) unter Ausschluss oder Beschränkung des Bezugsrechts gemäss Art. 13 Abs. 1 Ziff. 4, falls (i) die Bezugsrechte bzw. die neu auszugebenden Aktien oder eigenkapitalbezogene Rechte dem Grossaktionär in einem Verhältnis zugeteilt werden, das den bestehenden prozentualen Aktienanteil des Grossaktionärs übersteigt oder (ii) der Erlös einer solchen Kapitalerhöhung dem Grossaktionär oder seinen nahestehenden Personen direkt oder indirekt zukommt oder dieser dadurch begünstigt wird, es sei denn, dies erfolge im gleichen Verhältnis auch für die anderen Aktionäre, z.B. durch Verwendung des Erlöses zum Erwerb von Vermögenswerten des Grossaktionärs oder ihm nahestehender Personen;

(2)     In addition to the majority requirement in para. 1 of this article and for as long as a shareholder or a group of shareholders acting in concert directly or indirectly hold(s) shares in excess of 33 1/3% of the share capital registered in the commercial register (the "Major Shareholder(s)"), the majority of the nominal values of shares represented less the nominal values of the shares held by the Major Shareholder(s) shall be required for a resolution of the Shareholders' Meeting for the following matters:

-       Capital increases (including (a) through the issuance of new voting shares or preference shares or (b) by way of contribution in kind capital increases) under exclusion or limitation of the subscription rights in accordance with art. 13 para. 1 no. 4 in case (i) the subscription rights or the newly issued shares or equity securities are allocated to the Major Shareholder in a proportion that exceeds the existing shareholding percentage of the Major Shareholder or (ii) the proceeds of such capital increase benefit, directly or indirectly, the Major Shareholder or its affiliates or closely related persons except if the same benefit is also afforded proportionally to the other shareholders, e.g. by using the proceeds to acquire assets of the Major Shareholder or its affiliates or related persons;

- Fusionen oder Spaltungen gemäss Art. 13 Abs. 1 Ziff. 16, falls eine solche Fusion oder Spaltung mit dem Grossaktionär oder mit einer Gesellschaft, an welcher der Grossaktionär oder eine nahestehende Person des Grossaktionärs mehr als 33 1/3% der wirtschaftlichen Berechtigung hält, eingegangen wird; oder	- Mergers or de-mergers in accordance with art. 13 para. 1 no. 16 in case such merger or de-merger is entered into with the Major Shareholder or with a company in which the Major Shareholder or a closely related person of the Major Shareholder holds the beneficial interest of more than 33 1/3% of the capital; or
- Veräusserung sämtlicher oder im wesentlichen sämtlicher Aktiven (sowie damit verbundene Zweckänderungen) an den bzw. die Grossaktionär(e) oder seine bzw. ihre verbundenen Gesellschaften oder nahestehenden Personen.	- Sale or disposition of all or substantially all assets (and any related amendments of the purpose) to the Major Shareholder(s) or their respective affiliates or closely related persons.
Artikel 14 Vorsitz, Organisation und Protokoll	Article 14 Chair, organization and minutes
(1) Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrates, der Vizepräsident oder eine andere vom Verwaltungsrat bezeichnete Person. Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler.	(1) The General Meeting shall be chaired by the Chairperson of the Board, by the Vice Chairperson or by another person appointed by the Board of Directors. The chair of the meeting shall designate a minuting secretary and vote counters.
(2) Der Vorsitzende leitet die Versammlung, die Verhandlungen sowie die Abstimmungen und gibt die Resultate der Abstimmungen bekannt. Er hat die notwendigen Vollmachten, um den geordneten Verlauf der Versammlung zu gewährleisten.	(2) The chair shall preside over the meeting, its proceedings and all voting, and shall announce the voting results. The chair shall have the necessary authority to ensure an orderly course of events.
(3) Die Verhandlungen der Generalversammlung sind zu protokollieren.	(3) Minutes shall be taken of the General Meeting's proceedings.
B. Verwaltungsrat	B. Board of Directors
Artikel 15 Zusammensetzung	Article 15 Composition
(1) Der Verwaltungsrat besteht aus mindestens fünf und höchstens neun Mitgliedern. Falls die Anzahl der Mitglieder unter fünf fällt, so wird bzw. werden die Vakanz(en) spätestens an der nächsten ordentlichen Generalversammlung besetzt. Der Präsident sowie die übrigen Mitglieder des Verwaltungsrates werden von der Generalversammlung einzeln für eine Dauer von einem Jahr bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist zulässig.	(1) The Board of Directors shall consist of at least five and not more than nine members. If the number of members of the Board of Directors should fall below five, such vacancy or vacancies shall be filled at the latest at the next Annual General Meeting. The Chairperson and the other members of the Board of Directors shall be elected by the General Meeting on an individual basis for a term of one year, ending with the conclusion of the next Annual General Meeting. Re-election is permitted.
(2) Der Verwaltungsrat konstituiert sich unter Vorbehalt der gesetzlichen und statutarischen Bestimmungen selbst. Er wählt aus seinem Kreis einen Vizepräsidenten und bezeichnet einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss.	(2) The Board of Directors shall constitute itself, subject to the applicable provisions of law and of these Articles of Association. It shall elect from among its members one or more Vice Chairpersons, and designate a secretary who need not be a member of the Board of Directors.
(3) Fällt der Präsident aus oder hat die Gesellschaft aus anderen Gründen keinen handlungs- und funktionsfähigen Präsidenten, so ernennt der Verwaltungsrat eines seiner Mitglieder zum Präsidenten bis zur nächsten ordentlichen Generalversammlung; die Einberufung einer Generalversammlung nach Art. 726 Abs. 2 OR bleibt vorbehalten.	(3) If the Chairperson is not able to continue to hold office or if the Company does not have a Chairperson capable of acting and of holding office for other reasons, then the Board of Directors shall appoint one of its members as Chairperson until the next Annual General Meeting; the calling of a General Meeting in accordance with art. 726 para. 2 CO is reserved.

Artikel 16 Rechte zur Nominierung von Verwaltungsratsmitgliedern	Article 16 Board Member Nomination Rights
(1)     (a) Die PCS Holding AG und Peter Spuhler (zusammen und inkl. allfällige Rechtsnachfolger "PCS") haben, soweit sie direkt oder über eine oder mehrere kontrollierte Gesellschaften mindestens 35% der Ausstehenden Aktien der Gesellschaft halten, das Recht, gemeinsam vier Mitglieder des Verwaltungsrates zur Wahl zu nominieren, vorausgesetzt jedoch, dass die Anzahl der Nominierten sich auf drei reduziert, wenn der Verwaltungsrat aus weniger als neun Mitgliedern besteht. (b) Halten PCS, direkt oder indirekt über eine oder mehrere kontrollierte Gesellschaften mindestens 25% aber weniger als 35% der Ausstehenden Aktien der Gesellschaft, so haben sie das Recht, gemeinsam drei Mitglieder des Verwaltungsrates zu nominieren, vorausgesetzt jedoch, dass die Anzahl der Nominierten sich auf zwei reduziert, wenn der Verwaltungsrat aus weniger als neun Mitgliedern besteht. (c) Halten PCS, direkt oder indirekt über eine oder mehrere kontrollierte Gesellschaften mindestens 15% aber weniger als 25% der Ausstehenden Aktien der Gesellschaft, so haben sie gemeinsam das Recht, gemeinsam zwei Mitglieder des Verwaltungsrates zu nominieren. (d) Halten PCS, direkt oder indirekt über eine oder mehrere kontrollierte Gesellschaften mindestens 12.5% aber weniger als 15% der Ausstehenden Aktien der Gesellschaft, so haben sie das Recht, gemeinsam ein Mitglied des Verwaltungsrates zu nominieren. In allen Fällen ist vorausgesetzt, dass der Verwaltungsrat gemäss Art. 15 Abs. 1 besetzt ist und dass nur solche Personen nominiert werden, die die Qualifikationskriterien gemäss den Richtlinien des Governance und Nachhaltigkeits-Ausschusses des Verwaltungsrates erfüllen; jeweils unter der Maßgabe gemäß (a), (b), (c) und (d), dass im Falle PCS von seinem Recht Gebrauch macht, Mitglieder des Verwaltungsrats zu nominieren, der Verwaltungsrat aus mindestens acht Mitgliedern bestehen muss

(1) (a) PCS Holding AG and Peter Spuhler (together, including any successors, "PCS") shall, if they hold, directly or indirectly through one or several controlled entities, at least 35% of the Company's Outstanding Shares, have the right to jointly nominate four members of the Board of Directors; provided, however, that the number of such nominees shall be reduced to three if the Board of Directors consists of less than nine members. (b) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 25% but less than 35% of the Company's Outstanding Shares, have the right to jointly nominate three members of the Board of Directors; provided, however, that the number of such nominees shall be reduced to two if the Board of Directors consists of less than nine members. (c) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 15% but less than 25% of the Company's Outstanding Shares, have the right to jointly nominate two members of the Board of Directors. (d) PCS shall, if they, directly or indirectly through one or several controlled entities, at least 12.5% but less than 15% of the Company's Outstanding Shares, have the right to jointly nominate one member of the Board of Directors. In each case, it is required that the Board of Directors is composed in accordance with Art. 15 para. 1 and that only such persons shall be nominated who satisfy the qualification criteria set forth in the charter of the Governance and Sustainability Committee; provided in each of (a), (b), (c) and (d), however, that in case PCS makes use of its right to nominate members of the Board of Directors, the Board of Directors shall consist of at least eight members.

(2) Für Zwecke dieser Bestimmung bedeutet "Ausstehende Aktien" die im Handelsregister eingetragenen Aktien, jedoch unter Ausschluss von von der Gesellschaft oder von direkten oder indirekten Tochtergesellschaften selbst gehaltenen Aktien gemäss Art. 659 ff. OR.	(2) For purposes of this provision, "Outstanding Shares" shall mean the Company's shares as set forth in the commercial register but excluding any treasury shares held by the Company or and of its direct or indirect subsidiaries pursuant to art. 659 et seqq. CO.
Artikel 17 Aufgaben und Befugnisse	Article 17 Duties and Powers
(1) Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Organisationsreglement einem anderen Organ der Gesellschaft übertragen sind.	(1) The Board of Directors is entrusted with supreme managerial responsibility for the Company and with the supervision of its conduct of business. The Board represents the Company to the wider public, and attends to all matters that are not assigned by law, the Articles of Association or the Organizational Regulations to another corporate body of the Company.
(2) Der Verwaltungsrat kann Befugnisse und die Geschäftsführung oder einzelne Teile derselben nach Massgabe eines Organisationsreglements an Mitglieder, Ausschüsse oder Dritte (die Geschäftsleitung) übertragen, soweit sie nicht durch zwingende gesetzliche oder statutarische Bestimmungen ihm zugeordnet sind.	(2) The Board of Directors may delegate powers and the management of the Company or individual parts thereof, by means of Organizational Regulations, to its members or committees or to third persons (Executive Management), provided such affairs are not inalienably assigned to it by law or the Articles of Association.

(3) Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	(3) The Board of Directors has the following non-transferable and inalienable responsibilities:
a. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	a. supreme managerial direction of the Company and issuing of the necessary directives;
b. Festlegung der Organisation;	b. to determine the Company's organization;
c. Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;	c. the overall structuring of the accounting system, financial controls and financial planning;
d. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, Regelung der Zeichnungsberechtigung und Festsetzung ihrer Befugnisse;	d. to appoint and dismiss of those persons to whom the management of the Company is delegated and who are authorized to represent the Company, the regulation of signatory authorities and the determination of their other authorities;
e. Oberaufsicht über die mit der Geschäftsführung betrauten Personen namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	e. to supervise of persons to whom the management of the Company is delegated, especially with a view to their compliance with the law, with the Articles of Association and with regulations and directives;
f. Erstellung des Geschäftsberichtes, des Vergütungsberichtes, des Berichts über nichtfinanzielle Belange und weiterer Berichte, welche zwingend vom Verwaltungsrat zu genehmigen sind;	f. to compile of the annual report, the compensation report, the report on non-financial matters and other reports that are subject to mandatory approval by the Board of Directors;
g. Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	g. to prepare of the General Meeting and to implement of its resolutions;
h. Beschlussfassung über die Feststellung von Kapitalveränderungen und darauffolgende Statutenänderungen;	h. all decisions relating to the ascertainment of changes in capital and the consequent amendments to the Articles of Association;
i. Einreichung eines Gesuchs um Nachlassstundung und Benachrichtigung des Gerichts im Falle der Überschuldung;	i. filing of a motion for debt-restructuring moratorium and notifying the courts in the event of over-indebtedness;
j. alle weiteren durch das Gesetz vorgesehenen unübertragbaren und unentziehbaren Aufgaben des Verwaltungsrates.	j. all other non-transferable and inalienable responsibilities attributed to the Board of Directors by law.
(4) Überdies kann der Verwaltungsrat die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen, einzelnen Mitgliedern oder Dritten zuweisen.	(4) The Board of Directors may furthermore entrust its committees, individual members or third persons with the preparation and implementation of its decisions, or with the monitoring of transactions.
Artikel 18 Sitzungen	Article 18 Meetings
(1) Der Verwaltungsrat tritt so oft zusammen, wie es die Geschäfte erfordern oder ein Mitglied es verlangt. Er wird durch seinen Präsidenten oder bei dessen Verhinderung durch ein anderes Verwaltungsratsmitglied einberufen.	(1) The Board of Directors shall meet as frequently as business demands or any member so requests. It shall be convened by the Chairperson or, if he is impeded, by another member of the Board of Directors.
(2) Die Organisation der Sitzungen, einschliesslich der Beschlussfähigkeit und der Beschlussfassung, wird im Organisationsreglement geregelt. Die Verwendung elektronischer Mittel mit oder ohne Tagungsort ist zulässig.	(2) The organization of the meetings, including the presence quorum and the passing of resolutions, shall be set out in the Organizational Regulations. The use of electronic means with or without venue is permitted.
(3) Der/die Vorsitzende des Verwaltungsrates hat keinen Stichentscheid.	(3) The Chairperson of the Board of Directors shall have no casting vote.
Artikel 19 Externe Mandate	Article 19 External mandates
(1) Ein Mitglied des Verwaltungsrates darf höchstens fünfzehn weitere Mandate halten, wovon nicht mehr als vier Mandate in börsenkotierten Unternehmen sein dürfen. Ein Mitglied der Geschäftsleitung darf höchstens vier weitere Mandate halten, wovon nicht mehr als zwei Mandate in einem börsenkotierten Unternehmen sein dürfen.	(1) A member of the Board of Directors shall hold no more than fifteen further mandates, of which not more than four mandates shall be in listed companies. A member of the Executive Management shall hold no more than four further mandates, of which not more than two mandates shall be in a listed company.

(2) Für folgende Kategorien von Mandaten gelten die nachfolgenden separaten Beschränkungen. Für die Berechnung der Anzahl der Mandate gemäss Abs. 1 dieses Artikels werden diese Mandate nicht berücksichtigt:	(2) The following separate limitations apply to the following categories of mandates. These mandates are not considered when calculating the number of mandates pursuant to para. 1 of this article:
a. Mandate in der Gesellschaft und ihren Konzerngesellschaften: unbeschränkt.	a. Mandates for the Company and its group companies: unlimited.
b. Mandate, welche im Auftrag oder auf Anordnung der Gesellschaft oder einer Konzerngesellschaft in nicht zum Konzern gehörenden Rechtseinheiten (einschliesslich in Pensionskassen oder Joint Ventures) ausgeübt werden: fünf Mandate.	b. Mandates held on behalf of, or at the behest of, the Company, or of a group company, for a legal entity not affiliated with the group (including in pension funds or joint ventures): five mandates.
c. Mandate in nicht gewinnstrebigen Organisationen, Vereinen, Berufs- oder Wirtschaftsverbänden, Stiftungen, Vorsorgestiftungen, Bildungseinrichtungen und ähnliche Organisationen (sofern sie ein Unternehmen mit wirtschaftlichem Zweck darstellen): zwanzig Mandate für Mitglieder des Verwaltungsrates und zehn Mandate für Mitglieder der Geschäftsleitung.	c. Mandates in non-profit organizations, associations, professional or trade organizations, foundations, or pension foundations, educational institutions and similar organizations (in each case to the extent they are an undertaking with an economic purpose): twenty mandates for members of the Board of Directors and ten mandates for members of the Executive Management.
d. Mandate in Strukturen zur Verwaltung von persönlichen Vermögen oder Familienvermögen von Mitgliedern des Verwaltungsrats oder der Geschäftsleitung und/oder deren nahestehenden Personen: drei Mandate.	d. Mandates in structures managing the personal or family’s assets of members of the Board of Directors or the Group Executive Committee and/or their related persons: three mandates.
(3) Mandate in verschiedenen Rechtseinheiten desselben Konzerns (einschliesslich Strukturen zur Vermögensverwaltung gemäss Abs. 2 lit. d dieses Artikels) sowie Mandate, die im Auftrag einer Rechtseinheit des betreffenden Konzerns bei einer Rechtseinheit ausserhalb dieses Konzerns (einschliesslich in Pensionskassen und Joint Ventures) ausgeübt werden, zählen bei der Berechnung der Beschränkungen nach Abs. 1 und Abs. 2 lit. b, c und d dieses Artikels insgesamt als ein Mandat.	(3) Mandates held in different legal entities of the same group (including asset management structures in accordance with paragraph 2 lit. d of this article) or at the request of a legal entity of the respective group in a legal entity outside this group (including in pension funds and joint ventures) shall count as one mandate for the calculation of the restrictions pursuant to paragraph 1 and paragraph 2 lit. b, c and d of this article.
(4) Mitglieder des Verwaltungsrates oder der Geschäftsleitung, welche im Zeitpunkt ihrer Wahl bzw. Ernennung bei der Gesellschaft oder welche durch die Annahme eines Mandates bei einer Rechtseinheit ausserhalb der Aebi Schmidt Gruppe, die Anforderungen dieser Statutenbestimmung nicht oder nicht mehr erfüllen, haben bis zum ordentlichen Rücktrittsdatum eines überzähligen Mandates, längstens aber innert zwölf Monaten seit dieser Wahl bzw. Ernennung oder Annahme, ihre Anzahl Mandate auf das erlaubte Mass zu reduzieren. Während dieser Zeit sind sie Mitglied des Verwaltungsrates oder der Geschäftsleitung mit allen Rechten und Pflichten. Eine kurzzeitige Überschreitung der in diesem Artikel festgelegten Grenzen ist zulässig.	(4) Members of the Board of Directors or the Executive Management who at the time of their election/appointment to the Company or who, because of the acceptance of a mandate in an entity outside the Aebi Schmidt Group, do not/no longer fulfil the requirements of this provision shall, until the ordinary date of resignation for one of the excess mandates, but within twelve months from election/appointment/acceptance at the latest, reduce the number of their mandates to the number permitted under this provision. During this time, they are members of the Board of Directors or the Executive Management, respectively, with all powers and duties. It is admissible to exceed the limitations set forth in this article for a short period of time.
(5) Als "Mandat" gilt jede Mitgliedschaft im Verwaltungsrat, in der Geschäftsleitung oder im Beirat oder eine vergleichbare Funktion nach ausländischem Recht eines Unternehmens mit wirtschaftlichem Zweck.	(5) A "mandate" shall mean any membership in the board of directors, the executive management or the advisory board, or any comparable function under foreign law, of a company with an economic purpose.
Artikel 20 Vergütungsausschuss	Article 20 Compensation Committee
(1) Der Vergütungsausschuss besteht aus mindestens zwei Mitgliedern des Verwaltungsrates. Die Mitglieder des Vergütungsausschusses werden von der Generalversammlung einzeln für eine Dauer von einem Jahr bis zum Abschluss der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist zulässig.	(1) The Compensation Committee shall be composed of no less than two members of the Board of Directors. The members of the Compensation Committee shall be elected by the General Meeting, on an individual basis, for a term of one year ending with the conclusion of the next Annual General Meeting. Re-election is permitted.

(2) Ist der Vergütungsausschuss nicht vollständig besetzt, so ernennt der Verwaltungsrat unter seinen Mitgliedern im entsprechenden Umfang Mitglieder des Vergütungsausschusses ad interim für die verbleibende Amtsdauer.	(2) In the event that the Compensation Committee is not fully constituted, the Board of Directors shall appoint from amongst its members an appropriate number of Compensation Committee members ad interim, for the remainder of the term of office.
(3) Der Verwaltungsrat bestimmt unter den Mitgliedern des Vergütungsausschusses dessen Vorsitzenden und erlässt ein Reglement, welches insbesondere die Aufgaben und Befugnisse des Vergütungsausschusses unter Berücksichtigung von Gesetz und Statuten definiert.	(3) The Board of Directors shall designate from amongst the members of the Compensation Committee a Committee chair, and shall issue regulations defining, in particular, the tasks und powers of the Compensation Committee in accordance with the law and these Articles of Association.
(4) Der Vergütungsausschuss unterstützt den Verwaltungsrat bei der Festsetzung und Überprüfung der Vergütungsstrategie und –richtlinien der Gesellschaft und der qualitativen und quantitativen Kriterien für die variablen Vergütung sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung. Er kann dem Verwaltungsrat Vorschläge und Empfehlungen zu weiteren Vergütungsfragen unterbreiten.	(4) The Compensation Committee assists the Board of Directors in determining and reviewing the Company's compensation strategy and guidelines and the qualitative and quantitative criteria for variable compensation, and with the preparation of the proposals to the General Meeting concerning compensation of the Board of Directors and Executive Management. It may submit to the Board of Directors suggestions and recommendations on further compensation matters.
(5) Der Verwaltungsrat kann dem Vergütungsausschuss weitere Aufgaben und Befugnisse zuweisen.	(5) The Board of Directors may delegate further tasks and powers to the Compensation Committee.
Artikel 21 Zeichnungsberechtigung	Article 21 Signatory authority
Der Verwaltungsrat bezeichnet diejenigen seiner Mitglieder und weitere Personen, welchen die rechtsverbindliche Unterschrift für die Gesellschaft zukommt, und bestimmt die Art und Weise der Zeichnung.	The Board of Directors shall designate those of its members and other persons who are authorized to sign on behalf of the Company, and shall determine the manner in which they may sign.
C. Revisionsstelle	C. Statutory Auditors
Artikel 22 Wahl der Revisionsstelle	Article 22 Appointment of the Statutory Auditors
Die Generalversammlung wählt eine natürliche oder juristische Person, die die gesetzlichen Erfordernisse erfüllen muss, als Revisionsstelle mit den im Gesetz festgehaltenen Rechten und Pflichten. Die Amtsdauer endet mit dem Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	The General Meeting shall appoint an individuals or corporate body that satisfy the relevant legal requirements to act as Statutory Auditors, with the rights and obligations prescribed by the law. The term of office ends with the conclusion of the next Annual General Meeting. Re-election is possible.
4. Vergütung des Verwaltungsrates und der Geschäftsleitung	4. Compensation of the Board of Directors and Executive Management
Artikel 23 Vergütung des Verwaltungsrates	Article 23 Compensation of the Board of Directors
(1) Die Mitglieder des Verwaltungsrates erhalten für ihre Tätigkeit eine fixe Vergütung in Form einer jährlichen Vergütung, welche in einer oder mehreren Raten gezahlt werden kann.	(1) The members of the Board of Directors shall receive a fixed compensation for their services in the form of an annual fee, which may be paid in one or several instalments.
(2) Für die Mitgliedschaft in Ausschüssen oder die Übernahme von besonderen Aufgaben oder Aufträgen können Zuschläge ausgerichtet werden.	(2) Additional fees may be paid as compensation for membership in committees or the assumption of special tasks or duties.
(3) Der Verwaltungsrat oder ein Ausschuss kann festlegen, dass die Vergütung ganz oder teilweise in frei handelbaren oder für den Handel gesperrten Aktien der Gesellschaft (oder anwartschaftlichen Bezugsrechten auf solche Aktien) ausgerichtet werden kann. Der Verwaltungsrat legt insbesondere den Zeitpunkt der Zuteilung, die Dauer der Sperre sowie einen allfälligen Abschlag (Discount) unter Berücksichtigung der Dauer der Sperre fest. Der Verwaltungsrat kann vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse, wie der Beendigung eines Mandatsverhältnisses oder des Eintritts eines Kontrollwechsels, Sperren weitergelten, verkürzt oder aufgehoben werden, Vergütungen ausgerichtet werden oder Vergütungen verfallen.	(3) The Board of Directors or a committee may determine that compensation is to be paid in full or in part in the form of freely available or blocked shares in the Company (or conditional entitlements in respect of such shares). The Board of Directors shall specify, in particular, the time of the grant, the term of the blocking period, and any discounts to be made in consideration of the term of the blocking period. The Board of Directors may provide that upon the occurrence of certain events defined in advance, such as the termination of a mandate or a change of control, such blocking periods shall remain in effect, be shortened, or cancelled, that compensation is to be paid, or that compensation is no longer due.

Artikel 24 Vergütung der Geschäftsleitung	Article 24 Compensation of Executive Management
(1) Die Vergütung für die Mitglieder der Geschäftsleitung setzt sich zusammen aus einer fixen Vergütung und, sofern vom Verwaltungsrat so beschlossen, einer variablen Vergütung. Die fixe Vergütung umfasst ein Grundgehalt und kann weitere Vergütungselemente und Leistungen beinhalten. Die variable Vergütung kann aus kurzfristigen und langfristigen Vergütungselementen bestehen. Den Mitgliedern der Geschäftsleitung werden zudem Auslagen und Spesen ersetzt. Auslagen- und Spesenersatz (einschliesslich Spesenpauschalen) gelten nicht als Vergütung.	(1) The compensation of the members of Executive Management shall be composed of a fixed compensation and, if the Board of Directors so determines, a variable compensation. The fixed compensation includes a base salary and may comprise other compensation elements and benefits. Variable compensation may comprise short-term and long-term compensation components. In addition, members of Executive Management shall be reimbursed for their disbursements and expenses. Reimbursement of disbursements and expenses (including expense allowances) shall not be considered compensation.
(2) Die variable Vergütung erfolgt leistungs- oder erfolgsabhängig. Die Höhe der variablen Vergütung richtet sich grundsätzlich nach den vom Verwaltungsrat festgelegten qualitativen oder quantitativen Performance-Kriterien.	(2) The variable compensation shall be contingent upon performance or profit. The amount of the variable compensation shall generally be determined in accordance with the qualitative or quantitative performance criteria set by the Board of Directors.
(3) Die kurzfristige variable Vergütung berücksichtigt insbesondere Performance-Kriterien bezüglich des Konzerns oder von Teilen davon, die in absoluten oder relativen Kriterien (zu anderen Unternehmen oder zu vergleichbaren Richtgrössen) gemessen werden, oder individuelle Ziele. Die Performance wird in der Regel während eines einjährigen Zeitraumes ermittelt.	(3) The short-term variable compensation shall be based on, in particular, performance criteria with reference to the Group, or parts thereof, which are measured in absolute terms or relative to other companies or to comparable benchmarks, or individual targets. Such performance shall generally be measured over intervals of one year.
(4) Die langfristige variable Vergütung berücksichtigt insbesondere Performancekriterien, welche die strategischen Ziele des Konzerns oder von Teilen davon unterstützen und die in absoluten oder relativen Kriterien (zu anderen Unternehmen oder zu vergleichbaren Richtgrössen) gemessen werden. Die Gesamterreichung der vorab festgelegten Performanceziele wird während eines Zeitraums von in der Regel nicht weniger als drei Jahren ermittelt.	(4) The long-term variable compensation shall be based on, in particular, performance criteria supporting strategic objectives of the Group, or parts thereof, which are measured in absolute terms or relative to other companies or comparable benchmarks. The total achievement of performance targets designated in advance shall generally be measured over intervals of not less than three years.
Artikel 25 Allgemeine Vergütungsgrundsätze	Article 25 General principles of compensation
(1) Juristische Personen, die direkt oder indirekt von der Gesellschaft kontrolliert werden, können den Mitgliedern des Verwaltungsrates oder der Geschäftsleitung für ihre Tätigkeit eine Entschädigung bezahlen, sofern diese Entschädigung durch einen genehmigten Gesamtbetrag oder einen Zusatzbetrag gemäss Art. 27 dieser Statuten abgedeckt sind.	(1) Legal entities which are directly or indirectly controlled by the Company may pay compensation to members of the Board of Directors or of the Executive Management for their services, provided that such compensation is covered by an approved aggregate amount or an additional amount pursuant to art. 27 of these Articles of Association.
(2) Nicht als Vergütungen, Darlehen oder Kredite gelten insbesondere die folgenden Positionen, die nicht zu den bewilligungspflichtigen Beträgen nach Art. 27 dieser Statuten hinzugerechnet werden:	(2) In particular, the following items are not deemed compensation, loans or credits and shall not be added to the amounts subject to approval according to art. 27 of these Articles of Association:
a. Entschädigungen für Aufwendung und steuerlich abzugsfähige Pauschalbeträge;	a. Reimbursement of expenses and tax-deductible lump-sum expenses;
b. Prämien für Versicherungen, die nach Ansicht des Vergütungsausschusses im Interesse der Gesellschaft abgeschlossen werden;	b. premiums for insurance which are in the view of the Compensation Committee entered into in the interest of the Company;
c. unbedeutende Sachleistungen, allgemeine Leistungen an Arbeitnehmer und andere ähnliche Nebenleistungen; und	c. insignificant benefits in kind, general employee benefits and other similar fringe benefits; and
d. Entschädigungen, Vorschüsse und Versicherungen gemäss Abs. 3 dieses Artikels.	d. indemnification, advances and insurances according to para. 3 of this article.

(3) Die Gesellschaft kann im Rahmen der gesetzlichen Bestimmungen die Mitglieder des Verwaltungsrates oder der Geschäftsleitung für Schäden entschädigen, die ihnen durch Verwaltungs- oder Gerichtsverfahren oder durch Vergleiche im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstanden sind, oder Vorschüsse auf diese Beträge leisten oder Versicherungen abschliessen. Solche Entschädigungen, Vorschüsse und Versicherungen gelten nicht als Vergütung.	(3) The Company may, to the extent permitted by law, indemnify members of the Board of Directors or the Executive Management for any damages suffered through administrative or judicial proceedings, or settlements, in connection with their services for the Company, or provide advances on such amounts, or purchase insurance. Such indemnification, advances, and insurance shall not be considered compensation.
(4) Alle Aktienzuteilungen stellen eine Vergütung für das Jahr dar, in dem sie gewährt werden, und werden zum Marktwert am Tag der Gewährung bewertet, der vom Verwaltungsrat oder dem Vergütungsausschuss festgelegt wird. Der Verwaltungsrat oder der Vergütungsausschuss kann jedoch, wenn er dies unter den gegebenen Umständen für angemessen hält, festlegen, dass die Gesamtheit oder ein Teil einer Zuteilung eine variable Vergütung in einem anderen Jahr als dem Jahr der Zuteilung darstellt und nach einem anderen Bewertungsansatz bewertet wird (soweit dies nach geltendem Recht zulässig ist).	(4) Any equity awards constitute compensation for the year during which they are granted and shall be valued at the fair value at the date of grant as determined by the Board of Directors or the Compensation Committee. However, if the Board of Directors or the Compensation Committee deems it reasonable under the circumstances, it may determine that all or part of an award shall constitute variable compensation in a different year from the year in which it is granted and be valued using a different valuation approach (to the extent permitted by applicable law).
(5) Der Verwaltungsrat oder der Vergütungsausschuss ist befugt, weitere Bedingungen für Aktienzuteilungen oder variable Vergütungen festzulegen, sei es in Bonus- und Aktienbeteiligungsplänen, Arbeits- oder Zuteilungsverträgen oder auf andere Weise. Sie legen die Bedingungen für die Zuteilung, das Vesting, die Sperrung, die Leistung, die Ausübung und den Verfall von Aktienzuteilungen fest und können Mechanismen für die Anpassung oder Rückforderung von variablen Vergütungen vorsehen. Insbesondere können sie vorsehen, dass bestimmte variable Vergütungen oder deren Gegenwert in bar während der Freistellung gezahlt oder gewährt werden (in diesem Fall kann die Auszahlung auf dem durchschnittlichen Bonus oder der durchschnittlichen Prämie des letzten Jahres/der letzten Jahre oder auf dem Zielbonus oder der Zielprämie beruhen), und dass Aktienzuteilungen unverfallbar werden und etwaige Sperrfristen aufgehoben werden (i) im Falle eines Kontrollwechsels in Bezug auf die Gesellschaft und (ii) im Falle der Beendigung des Beschäftigungsverhältnisses eines Mitglieds der Geschäftsleitung.	(5) The Board of Directors or the Compensation Committee is authorized to specify any further terms and conditions of equity awards or variable compensation, be it in bonus and equity incentive plans, employment or award agreements or otherwise. They shall determine grant, vesting, blocking, performance, exercise and forfeiture conditions of any equity awards and may provide for mechanisms for adjustment or claw back of variable compensation. In particular, they may provide that certain variable compensation or their cash equivalent is paid or granted during garden leave (in which case the pay-out may be based on the average bonus or incentive paid in the last year(s) or on the target bonus or incentive), and that equity awards will vest and any blocking periods will be waived (i) in the event of a change in control regarding the Company and (ii) in the event of termination of employment of a member of the Executive Management.
Artikel 26 Vorsorgeleistungen	Article 26 Retirement Benefits
(1) Die Gesellschaft kann eine oder mehrere unabhängige Vorsorgeeinrichtungen für die berufliche Vorsorge errichten oder sich solchen anschliessen. Arbeitgeberseitige Beiträge an solche Vorsorgeeinrichtungen, nicht aber die von solchen Vorsorgeeinrichtungen ausgerichteten reglementarischen Leistungen, gelten als Bestandteil der Vergütung. Aufgrund anwendbarer Regelungen (inklusive unter qualifizierten und nichtqualifizierten beitragsorientierten Plänen) für die berufliche Vorsorge direkt vom Arbeitgeber geäufnete bzw. ausgerichtete Vorsorgeleistungen werden gleich behandelt wie Beiträge an und Leistungen von Vorsorgeeinrichtungen.	(1) The Company may establish one or more independent pension funds for occupational pension benefits or may join such funds. Contributions to such pension funds on the part of the employer, but not benefits which are paid out by such pension funds, are deemed part of the compensation. Retirement benefits accumulated or paid directly by the employer based on applicable regulations on occupational pension benefits (including under qualified and non-qualified defined contribution plans) are treated the same way as contributions to and benefits by pension funds.

(2) Die Gesellschaft und ihre Tochtergesellschaften können Mitgliedern der Geschäftsleitung anstelle oder zusätzlich zu den Leistungen nach Artikel 26 Abs. 1 direkt Vorsorgeleistungen (wie Renten, Kauf von Krankenversicherungen etc.) ausserhalb der beruflichen Vorsorge in Aussicht stellen und nach ihrer Pensionierung ausbezahlen. Solche Renten sollen pro Jahr die letzte an dieses Mitglied ausbezahlte jährliche Grundvergütung nicht übersteigen. Bei Kapitalabfindungen wird der Wert einer Vorsorgeleistung aufgrund anerkannter versicherungsmathematischer Methoden ermittelt. Die Zahlung von Überbrückungs- bzw. Zwischenleistungen zwischen Frühpensionierung und regulärem Rentenalter ist möglich. Zudem können die Mitglieder der Geschäftsleitung an den von der Gesellschaft unterhaltenen Krankenversicherungsprogrammen teilnehmen.	(2) Instead of or in addition to benefits pursuant to article 26 para. 1, the Company and its subsidiaries may directly offer retirement benefits (such as pensions, purchase of health care insurances etc.) outside of the scope of occupational pension benefit regulations to members of the Executive Management and may pay them out after retirement. Such retirement benefits shall not exceed the last paid out annual base salary of the respective member per year. In the case of lump-sum settlements, the value of a pension shall be determined based on recognized actuarial methods. The payment of bridge or interim annuities between early retirement and the regular retirement age is possible. In addition, the members of the Executive Management may participate in the health plans maintained by the Company.
Artikel 27 Genehmigung durch die Generalversammlung	Article 27 Approval by the General Meeting
(1) Die ordentliche Generalversammlung beschliesst jedes Jahr gesondert den maximalen Gesamtbetrag:	(1) Each year the Annual General Meeting shall approve separately the maximum aggregate amount each of:
a. der Vergütungen des Verwaltungsrates bis zur nächsten ordentlichen Generalversammlung; und	a. the compensation of the Board of Directors until the next Annual General Meeting; and
b. der Vergütungen der Geschäftsleitung für das nächste Kalenderjahr.	b. the compensation of the Executive Management for the next calendar year.
(2) Die ordentliche Generalversammlung stimmt jedes Jahr in einer Konsultativabstimmung über den Vergütungsbericht ab.	(2) Each year the Annual General Meeting shall vote on the Compensation Report in a non-binding vote.
(3) Stimmt die Generalversammlung einem Gesamtbetrag gemäss Abs. 1 dieses Artikels nicht zu, so kann der Verwaltungsrat unter Berücksichtigung des Abstimmungsergebnisses, anderer Rückmeldungen von Aktionären und anderer Angelegenheiten nach eigenem Ermessen an einer nachfolgenden (ausserordentlichen oder ordentlichen) Generalversammlung einen neuen Antrag auf einen solchen Gesamtbetrag stellen, und die Gesellschaft kann die Vergütung vorbehältlich der nachfolgenden Genehmigung ausrichten. Der Verwaltungsrat kann die Anträge auch aufteilen, indem er bestimmte Vergütungselemente, kürzere Zeiträume oder einen engeren Personenkreis zur Genehmigung vorschlägt.	(3) If the General Meeting does not approve an aggregate amount pursuant to para. 1 of this article, the Board of Directors shall consider the results of the vote, other shareholder feedback and other matters in its discretion and it may thereafter submit a new proposal for such aggregate amount at a subsequent (extraordinary or annual) General Meeting, and the Company may pay compensation subject to the subsequent approval. The Board of Directors may also split proposals for approval by submitting proposals in respect to particular elements of compensation, shorter periods of time, or a more limited group of persons.
(4) Die Generalversammlung kann jederzeit eine nachträgliche Erhöhung eines genehmigten Gesamtbetrages oder zusätzliche Beträge für bestimmte Vergütungen bewilligen. Insbesondere kann sie einen allfälligen ausserordentlichen Bonus genehmigen, der (i) an den Verwaltungsrat in bar oder in Aktien für die in einer vorangegangenen Periode geleistete ausserordentliche und zusätzliche Arbeit oder (ii) an die Geschäftsleitung für die im vorangegangenen Kalenderjahr erbrachte Leistung ausserhalb und zusätzlich zu einem allfälligen Bonus im Rahmen von Abs. 1 lit. b dieses Artikels ausbezahlt wird.	(4) The General Meeting may at any time approve a subsequent increase of an approved aggregate amount or approve additional amounts for certain elements of compensation. In particular, it may approve a possible extraordinary bonus payable (i) to the Board of Directors in cash or shares for extraordinary and additional work performed in a preceding period or (ii) to the Executive Management for the performance in the prior calendar year outside of and in addition to any bonus paid within the scope of para. 1 lit. b of this article.
(5) Die Gesellschaft ist ermächtigt, solchen Mitgliedern der Geschäftsleitung, die nach dem entsprechenden Genehmigungsbeschluss der Generalversammlung in die Geschäftsleitung eintreten, eine Entschädigung (einschliesslich einer Entschädigung für den Verlust der Vergütung oder für finanzielle Nachteile im Zusammenhang mit dem Wechsel des Arbeitsverhältnisses) zu zahlen, auch wenn der von der Generalversammlung bereits genehmigte Gesamtbetrag nicht ausreicht. Diese Zusatzbeträge müssen nicht von der Generalversammlung genehmigt werden, sofern ihre Summe in jedem einzelnen relevanten Zeitraum 40% des genehmigten maximalen Gesamtbetrags (vollständig und nicht pro rata temporis) der Vergütung der Mitglieder der Geschäftsleitung für denselben Zeitraum, für den bereits eine Genehmigung durch die Generalversammlung vorliegt, nicht überschreitet.	(5) The Company is authorized to pay compensation (including indemnification for loss of compensation or for financial disadvantages in connection with the change of employment) to such members of Executive Management who after the relevant approval resolution by the General Meeting join the Executive Management, even if the total amount already approved by the General Meeting is not sufficient. These supplementary amounts do not need to be approved by the General Meeting, provided that their sum in each single relevant period does not exceed 40% of the approved maximum aggregate amount (in full, not pro rata temporis) of the compensation of the members of Executive Management for the same period of time for which approval by the General Meeting has already been obtained.
(6) Eine durch Wechselkursschwankungen bedingte Überschreitung der genehmigten maximalen Gesamtbeträge bleibt unberücksichtigt.	(6) Any excess of the approved maximum aggregate amounts due to exchange rate fluctuations shall be disregarded.

Artikel 28 Arbeits- und Mandatsverträge	Article 28 Employment and Agency Agreements
(1) Die Dauer der Verträge, die den Vergütungen für die Mitglieder des Verwaltungsrats zugrunde liegen, darf die Amtsdauer nicht überschreiten.	(1) The duration of the agreements on which the remuneration of the members of the Board of Directors is based may not exceed the term of office.
(2) Arbeitsverträge mit den Mitgliedern der Geschäftsleitung können befristet oder unbefristet ausgestaltet sein. Die maximale Dauer für befristete Verträge beträgt ein Jahr. Eine Erneuerung ist zulässig. Die Kündigungsfrist bei unbefristeten Verträgen beträgt maximal ein Jahr.	(2) Agreements with members of Executive Management on which the compensation paid to such members is based, and employment agreements with the members of Executive Management may be concluded for a definite or indefinite term. The maximum term of agreements concluded for a definite term shall be one year. Renewal of such agreements is permitted. The maximum termination notice period for agreements concluded for an indefinite term shall be one year.
(3) Die Gesellschaft kann mit Mitgliedern der Geschäftsleitung Vereinbarungen über ein entschädigungspflichtiges Konkurrenzverbot nach Beendigung des Arbeitsverhältnisses abschliessen. Die für das Konkurrenzverbot zu zahlende Gesamtentschädigung darf höchstens die durchschnittliche Jahresvergütung der letzten drei Geschäftsjahre betragen.	(3) The Company may enter into compensated non-competition agreements with members of Executive Management after termination of the employment. The total compensation payable for the non-compete obligation may only amount to the average annual compensation of the previous three financial years.
(4) Während der Freistellung kann die variable Vergütung anteilig gezahlt werden.	(4) During garden leave, the variable compensation may be paid pro rata.
Artikel 29 Rechtsnatur	Article 29 Legal Nature
Die Bestimmungen dieses Abschnitts sind gesellschaftsrechtlicher Natur und begründen keine individuellen Ansprüche auf Leistungen.	The provisions of this section are of a company-law nature and do not create individual claims for benefits.
5. Geschäftsjahr und Gewinnverwendung	5. Financial year and appropriation of profit
Artikel 30 Geschäftsjahr, Geschäftsbericht	Article 30 Financial year and Annual Report
(1) Der Verwaltungsrat legt das Geschäftsjahr fest.	(1) The Board of Directors determines the financial year.
(2) Der Verwaltungsrat erstellt für jedes Geschäftsjahr einen Geschäftsbericht, der sich aus der Jahresrechnung (bestehend aus Erfolgsrechnung, Bilanz und Anhang sowie gegebenenfalls einer Geldflussrechnung), dem Lagebericht und der Konzernrechnung zusammensetzt.

(2)    The Board of Directors shall prepare for each financial year an annual report which includes the annual financial statements (comprising income statement, balance sheet and notes thereto, and, if required, a cash flow statement), the management report, and the consolidated financial statements.

Artikel 31 Verwendung des zur Ausschüttung verfügbaren Gewinns	Article 31 Appropriation of the profit available for distribution
(1) Unter Vorbehalt zwingender gesetzlicher Vorschriften kann die Generalversammlung den Bilanzgewinn nach ihrem Ermessen verwenden, insbesondere die Höhe der Dividende bestimmen.	(1) Subject to mandatory statutory provisions, the General Meeting may allocate the profits shown in the balance sheet, and in particular determine the amount of the dividend, at its discretion.
(2) Dividenden und ähnliche Ausschüttungen, die nicht innerhalb von fünf Jahren nach ihrer Fälligkeit bezogen worden sind, verfallen und fallen an die Gesellschaft zurück.	(2) Dividends and similar distributions which have not been collected within five years after their due date shall lapse and accrue to the Company.
6. Auflösung und Liquidation der Gesellschaft	6. Winding up and liquidation of the Company
Artikel 32 Auflösung und Liquidation der Gesellschaft	Article 32 Winding up and liquidation of the Company
(1) Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen Vorschriften und dieser Statuten beschliessen.	(1) The General Meeting may at any time resolve the dissolution and liquidation of the Company in accordance with the law and these Articles of Association.

(2) Die Liquidation wird vom amtierenden Verwaltungsrat durchgeführt, sofern die Generalversammlung nicht andere Personen zu Liquidatoren ernennt.	(2) The liquidation shall be carried out by the Board of Directors then in office, unless the General Meeting appoints other persons as liquidators.
(3) Die Liquidatoren haben die unbeschränkte Befugnis, das gesamte Gesellschaftsvermögen zu verwerten und die Gesellschaft abzuwickeln.	(3) The liquidators shall have unrestricted power and authority to liquidate all corporate assets and wind up the Company.
(4) Nach Begleichung aller Verbindlichkeiten wird das Vermögen der Gesellschaft an die Aktionäre im Verhältnis der Nennwerte ihrer Aktien verteilt. Der von den Aktionären nicht eingezahlte Betrag wird mit der Liquidationsdividende verrechnet.	(4) After all liabilities have been settled, the assets of the Company shall be distributed to the shareholders in proportion to the nominal values of their shares. Any amount not paid in by shareholders shall be set off against the liquidation dividend.
7. Bekanntmachungen, Gerichtsstand	7. Communications and notices, Jurisdiction
Artikel 33 Publikationsorgan	Article 33 Means of publication
(1) Die Mitteilungen der Gesellschaft an die Aktionäre und die Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.	(1) All communications by the Company to its shareholders and all Company notices shall be published in the Swiss Official Gazette of Commerce.
(2) Mitteilungen an die Aktionäre können stattdessen oder zusätzlich per gewöhnlichem Brief an ihre im Aktienregister eingetragenen Adressen oder per E-Mail oder in einer anderen Form, die der Verwaltungsrat für angemessen hält, erfolgen.	(2) Notifications to the shareholders may instead, or in addition, be made by unregistered mail to their addresses registered in the share register, or by e-mail or in such other form as the Board of Directors deems fit.
Artikel 34 Gerichtsstand	Article 34 Jurisdiction
(1) Der ausschliessliche Gerichtsstand für aus dem Gesellschaftsverhältnis entstehenden oder damit in Zusammenhang stehenden Streitigkeiten befindet sich am Sitz der Gesellschaft.	(1) The exclusive place of jurisdiction for any disputes arising from or in connection with the corporate relationship in the Company shall be at the registered office of the Company.
(2) Der ausschliessliche Gerichtsstand für jegliche Streitigkeiten, in denen Ansprüche geltend gemacht werden, die sich aus US-Wertpapiergesetzen, einschliesslich des U.S. Securities Act von 1933 in der jeweils gültigen Fassung, oder dem U.S. Exchange Act von 1934 in der jeweils gültigen Fassung und jeglicher darunter erlassener Regeln und Vorschriften ergeben, ist der United States District Court for the Southern District of New York, oder, sollte der United States District Court for the Southern District of New York für die bei ihm geltend gemachten Ansprüche nicht zuständig sein, kann ein anderes zuständiges bundesstaatliches (federal) Gericht der Vereinigten Staaten von Amerika über solche Ansprüche entscheiden.	(2) The exclusive place of jurisdiction for any disputes asserting a claim arising under U.S. Securities Laws, including the U.S. Securities Act of 1933, as amended, or the U.S. Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder, shall be the United States District Court for the Southern District of New York, or, if the United States District Court for the Southern District of New York does not have jurisdiction over such claims, any other federal district court of the United States of America having competent jurisdiction may hear such claims.
8. Massgebliche Version	8. Prevailing Version
Artikel 35 Massgebliche Version	Article 35 Prevailing Version
Diese Statuten existieren in deutscher und englischer Fassung. Die deutsche Fassung geht vor.	A German and an English version exist of these Articles of Association. The German version shall prevail.
9. Qualifizierte Tatbestände	9. Qualified Matters
Artikel 36 Sacheinlagen	Article 36 Contribution in Kind

Anlässlich der Kapitalerhöhung vom 1. Juli 2025 übernimmt die Gesellschaft gemäss Sacheinlagevertrag datiert per 1. Juli 2025 38'934'782 Mitgliedschaftsanteile an der ASH US Group, LLC, Delaware, USA, mit einer Bewertung von USD 441'009'265.62, wofür Continental Stock Tranfer & Trust Company als Sacheinlegerin (handelnd auf Rechnung der Aktionäre der The Shyft Group, Inc., Novi, Michigan, USA) im Gegenzug 38'934'782 neue Namenaktien zu einem Ausgabebetrag von USD 1.00 pro Namenaktie erhält.	At the occasion of the capital increase on 1 July 2025, the Company receives, according to the capital contribution agreement dated 1 July 2025, 38'934'782 membership interests in ASH US Group, LLC, Delaware, USA, with a valuation of USD 441'009'265.62, for which Continental Stock Tranfer & Trust Company as contributor (acting for the account of the shareholders of The Shyft Group, Inc., Novi, Michigan, USA) in exchange receives 38'934'782 new registered shares at an issue price of USD 1.00 per registered shar.